Exhibit 99.3

Item 15 — Exhibits, Financial Statement Schedules
(a)(1) Consolidated Financial Statements
The following consolidated financial statements of NRG Yield, Inc. and related notes thereto, together with the report thereon of KPMG LLP, are included herein:
Consolidated Statements of Operations — Years ended December 31, 2014, 2013 and 2012
Consolidated Statements of Comprehensive Income (Loss) — Years ended December 31, 2014, 2013 and 2012
Consolidated Balance Sheets — December 31, 2014 and 2013
Consolidated Statements of Cash Flows — Years ended December 31, 2014, 2013 and 2012
Consolidated Statement of Stockholders' Equity — Years ended December 31, 2014, 2013 and 2012
Notes to Consolidated Financial Statements
(a)(2) Financial Statement Schedule
The following schedules of NRG Yield, Inc. are filed as part of Item 15 of this report and should be read in conjunction with the Consolidated Financial Statements.
NRG Yield, Inc. Financial Statements for the year ended December 31, 2014 and 2013 are included in NRG Yield, Inc.'s Annual Report on Form 10-K pursuant to the requirements of Rule 5-04(c) of Regulation S-X

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
NRG Yield, Inc.:
We have audited the accompanying consolidated balance sheets of NRG Yield, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule “Schedule I. Condensed Financial Information of Registrant.” These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits. We did not audit the December 31, 2012 consolidated financial statements of GCE Holding, LLC (a 50% owned investee company). The Company’s investment in GCE Holding, LLC at December 31, 2012 was $125 million, and its equity in earnings of GCE Holding, LLC was $15 million for the year ended December 31, 2012. The consolidated financial statements of GCE Holding, LLC were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for GCE Holding, LLC, is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG Yield, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NRG Yield, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Our report dated February 27, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that the scope of management’s assessment of their effectiveness of internal control over financial reporting included the Company’s consolidated operations except for the operations of Alta Wind Portfolio, which the Company acquired in August 2014. Alta Wind Portfolio represented 35% of the Company’s consolidated total assets and 7% of consolidated operating revenues as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of NRG Yield, Inc. also excluded an evaluation of the internal control over financial reporting of Alta Wind Portfolio.

/s/ KPMG LLP
Philadelphia, Pennsylvania
May 22, 2015

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions, except per share amounts)	2014 (a)	2013 (a)	2012 (a)
Operating Revenues
Total operating revenues	$689	$379	$175
Operating Costs and Expenses
Cost of operations	239	144	114
Depreciation and amortization	166	61	25
General and administrative — affiliate	8	7	7
Acquisition-related transaction and integration costs	4	—	—
Total operating costs and expenses	417	212	146
Operating Income	272	167	29
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27	22	19
Other income, net	3	3	2
Interest expense	(186)	(52)	(28)
Total other expense	(156)	(27)	(7)
Income Before Income Taxes	116	140	22
Income tax expense	4	8	10
Net Income	$112	$132	$12
Less: Pre-acquisition net income of Drop Down Assets	48	23
Net Income Excluding Pre-acquisition Net Income of Drop Down Assets	64	109
Less: Predecessor income prior to initial public offering on July 22, 2013	—	54
Less: Net income attributable to NRG (b)	48	42
Net Income Attributable to NRG Yield, Inc.	$16	$13
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders:
Weighted average number of Class A common shares outstanding - basic and diluted	28	23
Weighted average number of Class C common shares outstanding - basic and diluted	28	23
Earnings per Weighted Average Class A Common Share - Basic and Diluted	$0.30	$0.29
Earnings per Weighted Average Class C Common Share - Basic and Diluted	$0.30	$0.29
Dividends Per Class A Common Share	$1.42	$0.23

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.
(b) The calculation of income attributable to NRG excludes pre-acquisition net income of the Drop Down Assets.
See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2014 (a)	2013 (a)	2012 (a)
	(In millions)
Net Income	$112	$132	$12
Other Comprehensive (Loss) Income, net of tax
Unrealized (loss) gain on derivatives, net of income tax benefit (expense) of $5, $(16), and $7	(52)	48	(20)
Other comprehensive (loss) income	(52)	48	(20)
Comprehensive Income (Loss)	60	180	$(8)
Less: Predecessor comprehensive income prior to initial public offering on July 22, 2013	—	73
Less: Pre-acquisition net income of Drop Down Assets	48	23
Less: Comprehensive income attributable to NRG	5	69
Comprehensive Income Attributed to NRG Yield Inc.	$7	$15

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.
See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2014 (a)	December 31, 2013 (a)
ASSETS	(In millions)
Current Assets
Cash and cash equivalents	$406	$59
Restricted cash	45	67
Accounts receivable — trade	85	51
Accounts receivable — affiliate	—	5
Inventory	27	15
Derivative instruments	—	1
Notes receivable	6	6
Renewable energy grant receivable	—	147
Deferred income taxes	16	—
Prepayments and other current assets	21	27
Total current assets	606	378
Property, plant and equipment
In service	4,796	2,459
Under construction	8	6
Total property, plant and equipment	4,804	2,465
Less accumulated depreciation	(338)	(174)
Net property, plant and equipment	4,466	2,291
Other Assets
Equity investments in affiliates	227	227
Notes receivable	15	21
Notes receivable — affiliate	—	2
Intangible assets, net of accumulated amortization of $36 and $7	1,423	103
Derivative instruments	2	20
Deferred income taxes	118	146
Other non-current assets	108	50
Total other assets	1,893	569
Total Assets	$6,965	$3,238

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.
See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31, 2014 (a)	December 31, 2013 (a)
LIABILITIES AND STOCKHOLDERS’ EQUITY	(In millions, except share information)
Current Liabilities
Current portion of long-term debt	$214	$214
Accounts payable	20	42
Accounts payable — affiliate	46	52
Derivative instruments	48	31
Accrued expenses and other current liabilities	61	30
Total current liabilities	389	369
Other Liabilities
Long-term debt	4,573	1,569
Derivative instruments	69	16
Other non-current liabilities	49	32
Total non-current liabilities	4,691	1,617
Total Liabilities	5,080	1,986
Commitments and Contingencies	—	—
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 154,650,000 (Class A 34,586,250, Class B 42,738,750, Class C 34,586,250, Class D 42,738,750) and 130,500,540 (Class A 22,511,520, Class B 42,738,750, Class C 22,511,520, Class D 42,738,750) shares issued and outstanding at December 31, 2014 and 2013	—	—
Additional paid-in capital	1,240	621
Retained earnings	3	8
Accumulated other comprehensive loss	(9)	—
Noncontrolling interest	651	623
Total Stockholders' Equity	1,885	1,252
Total Liabilities and Stockholders' Equity	$6,965	$3,238

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.
See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014 (a)	2013 (a)	2012 (a)
	(In millions)
Cash Flows from Operating Activities
Net income	$112	$132	$12
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	(3)	(6)	2
Depreciation and amortization	166	61	25
Amortization of financing costs and debt discount/premiums	10	4	—
Amortization of intangibles and out-of-market contracts	27	1	—
Changes in deferred income taxes	4	8	10
Changes in derivative instruments	(8)	(21)	2
Changes in other working capital	(15)	(59)	5
Net Cash Provided by Operating Activities	293	120	56
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(901)	(120)	—
Payment to NRG for Drop Down assets, net of cash acquired	(336)	—	—
Capital expenditures	(33)	(353)	(564)
Decrease (increase) in restricted cash	50	(43)	(12)
Decrease (increase) in notes receivable, including affiliates	8	10	(17)
Proceeds from renewable energy grants	137	25	28
Investments in unconsolidated affiliates	7	(34)	(27)
Other	11	—	(2)
Net Cash Used in Investing Activities	(1,057)	(515)	(594)
Cash Flows from Financing Activities
Capital contributions from NRG	2	171	355
Distributions and return of capital to NRG	(86)	(707)	(72)
Proceeds from issuance of Class A common stock	630	468	—
Payment of dividends and distributions	(101)	(15)	—
Proceeds from issuance of long-term debt — external	975	594	308
Payment of debt issuance costs	(36)	(5)	(12)
Payments for long-term debt — external	(273)	(72)	(37)
Payments for long-term debt — affiliate	—	(2)	(6)
Net Cash Provided by Financing Activities	1,111	432	536
Net Increase (Decrease) in Cash and Cash Equivalents	347	37	(2)
Cash and Cash Equivalents at Beginning of Period	59	22	24
Cash and Cash Equivalents at End of Period	$406	$59	$22

Supplemental Disclosures
Interest paid, net of amount capitalized	$(174)	$(63)	$(17)
Non-cash investing and financing activities:
Additions to fixed assets for accrued capital expenditures	—	1	121
Decrease to fixed assets for accrued grants	—	(207)	(1)
Decrease to fixed assets for deferred tax asset	—	(12)	—
Non-cash addition to additional paid-in capital for change in tax basis of property, plant and equipment for assets acquired from NRG	(14)	153	—
Non-cash capital contributions from NRG	16	80	166
Non-cash return of capital and dividends to NRG	—	(76)	—

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.
See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Preferred Stock	Class A Common Stock	Class B Common Stock	Class C Common Stock	Class D Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncon-trolling Interest	Members' Equity (a)	Total Members'/Stockholders' Equity (a)
	(In millions)
Balance as of December 31, 2011 (b)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$387	$387
Members' equity - Acquired ROFO Assets	—	—	—	—	—	—	—	—	—	174	174
Balances at December 31, 2011	$—	$—	$—	$—	$—	$—	$—	$—	$—	$561	$561
Net Income	—	—	—	—	—	—	—	—	—	$12	$12
Unrealized gain on derivatives, net of tax	—	—	—	—	—	—	—	—	—	(20)	(20)
Capital contributions from NRG, cash	—	—	—	—	—	—	—	—	—	355	355
Capital contributions from NRG, non-cash	—	—	—	—	—	—	—	—	—	166	166
Dividends and return of capital to NRG, cash	—	—	—	—	—	—	—	—	—	(72)	(72)
Balances at December 31, 2012	$—	$—	$—	$—	$—	$—	$—	$—	$—	$1,002	$1,002
Net Income	—	—	—	—	—	—	—	—	—	54	54
Unrealized gain on derivatives, net of tax	—	—	—	—	—	—	—	—	—	38	38
Capital contributions from NRG, cash	—	—	—	—	—	—	—	—	—	171	171
Capital contributions from NRG, non-cash	—	—	—	—	—	—	—	—	—	66	66
Dividends and return of capital to NRG, cash	—	—	—	—	—	—	—	—	—	(312)	(312)
Dividends and return of capital to NRG, non-cash	—	—	—	—	—	—	—	—	—	(33)	(33)
Balance as of July 22, 2013	$—	$—	$—	$—	$—	$—	$—	$—	$—	$986	$986
Net Income	—	—	—	—	—	—	13	—	65	—	78
Unrealized (loss) gain on derivatives, net	—	—	—	—	—	—	—	(3)	9	—	6
Capital contributions from NRG, non-cash	—	—	—	—	—	—	—	—	14	—	14
Distributions and return of capital to NRG, cash	—	—	—	—	—	—	—	—	—	(395)	(395)
Transfer of predecessors' equity to noncontrolling interest	—	—	—	—	—	—	—	3	588	(591)	—
Reduction to non-controlling interest, non-cash	—	—	—	—	—	—	—	—	(43)	—	(43)
Common shares issued in public offering	—	—	—	—	—	468	—	—	—	—	468
Adjustment for change in tax basis of property, plant and equipment, non-cash	—	—	—	—	—	153	—	—	—	—	153
Payment of dividends to Class A common stockholders	—	—	—	—	—	—	(5)	—	(10)	—	(15)
Balances at December 31, 2013	$—	$—	$—	$—	$—	$621	$8	$—	$623	$—	$1,252
Transfer of EME-NYLD-Eligible Assets (c)	—	—	—	—	—	—	—	—	460	—	460
Net Income	—	—	—	—	—	—	16	—	48	—	64
Pre-acquisition net income of Drop Down Assets	—	—	—	—	—	—	—	—	48	—	48
Unrealized loss on derivatives, net of tax	—	—	—	—	—	—	—	(9)	(43)	—	(52)
Capital contributions from NRG, non-cash	—	—	—	—	—	—	—	—	16	—	16
Distributions and returns of capital to NRG net of contributions, cash	—	—	—	—	—	—	—	—	(84)	—	(84)
Payment for Acquired ROFO Assets	—	—	—	—	—	—	—	—	(357)	—	(357)
Proceeds from the issuance of Class A common stock	—	—	—	—	—	630	—	—	—	—	630
Equity portion of the convertible debt	—	—	—	—	—	23	—	—	—	—	23
Common stock dividends	—	—	—	—	—	(20)	(21)	—	(60)	—	(101)
Adjustment for change in tax basis of assets acquired from NRG, non-cash	—	—	—	—	—	(14)	—	—	—	—	(14)
Balances at December 31, 2014	$—	$—	$—	$—	$—	$1,240	$3	$(9)	$651	$—	$1,885

(a) Retrospectively adjusted starting on January 1, 2012, as discussed in Note 1, Nature of Business.
(b) As previously reported.
(c) Represents transfer of EME-NYLD-Eligible Assets, which were acquired by NRG on April 1, 2014, and acquired by the Company on January 2, 2015, as discussed in Note 1, Nature of Business.
See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business
NRG Yield, Inc., or the Company, is a dividend growth-oriented company formed on December 20, 2012.The Company used the net proceeds from its initial public offering of Class A common stock on July 22, 2013 to acquire 100%, or 22,511,250, of the Class A units of NRG Yield LLC. In connection with the acquisition of the Class A units, the Company also became the sole managing member of NRG Yield LLC, thereby acquiring a controlling interest. NRG Yield LLC, through its wholly owned subsidiary, NRG Yield Operating LLC, is a holder of a portfolio of contracted renewable and conventional generation and thermal infrastructure assets, primarily located in the Northeast, Southwest and California regions of the U.S.
Prior to the secondary offering, the Company and NRG owned 34.5% and 65.5% of NRG Yield LLC, respectively. On July 29, 2014, the Company issued 12,075,000 shares of Class A common stock in a secondary offering for net proceeds, after underwriting discount and expenses, of $630 million. The Company utilized the proceeds of the offering to acquire 12,075,000 additional Class A units of NRG Yield LLC and, as a result, subsequent to the secondary offering and as of December 31, 2014, the Company owns 44.7% of NRG Yield LLC, and consolidates the results of NRG Yield LLC through its controlling interest, with NRG's 55.3% interest shown as noncontrolling interest in the financial statements. The holders of the Company's issued and outstanding shares of Class A common stock are entitled to 100% of the Company's economic interests and are entitled to dividends. NRG receives distributions from Yield LLC through its ownership of Class B common units.
On May 5, 2015, the Company's stockholders approved amendments to the Company's certificate of incorporation that resulted in the creation of two new classes of capital stock, Class C common stock and Class D common stock. The recapitalization became effective on May 14, 2015, with the split of each outstanding share of Class A common stock into one share of Class A common stock and one share of Class C common stock, and the split of each outstanding share of Class B common stock into one share of Class B common stock and one share of Class D common stock.
The Class C common stock and Class D common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock and Class B common stock, respectively, as to all matters, except that each share of Class C common stock and Class D common stock is entitled to 1/100th of a vote on all stockholder matters. The par value per share of the Company’s Class A common stock and Class B common stock remains unchanged at $0.01 per share after the effect of the stock split described above. Accordingly, the stock split is accounted for as a stock dividend. The Company recorded a transfer between retained earnings and common stock equal to the par value of each share of Class C common stock and Class D common stock that is issued. The Company also gave retrospective effect to prior period share and per share amounts in the audited historical consolidated financial statements for the effect of the stock dividend, such that all periods are comparable. As such, the Company's historical financial statements previously filed with the SEC have been recast in this Current Report on Form 8-K to include the retrospective effect of the stock split on all the periods reported.

As described in Note 3, Business Acquisitions, on June 30, 2014, NRG Yield Operating LLC acquired the TA High Desert, RE Kansas South, and El Segundo projects, or the Acquired ROFO Assets, from NRG for total cash consideration of $357 million plus assumed project level debt. Additionally, as described in Note 3, Business Acquisitions, on January 2, 2015, NRG Yield Operating LLC acquired Pinnacle, Buffalo Bear and Taloga, or the Tapestry projects, as well as Laredo Ridge and Walnut Creek, or collectively, the EME-NYLD-Eligible Assets, for total cash consideration of $489 million, plus assumed project-level debt. The acquisitions of the Acquired ROFO Assets and the EME-NYLD-Eligible Assets, or collectively the Drop Down Assets, from NRG were accounted for as transfers of entities under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. The difference between the cash paid and historical value of the entities' equity were recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, the Company prepared its consolidated financial statements to reflect the transfers as if they had taken place from the beginning of the financial statements period, or from the date the entities were under common control, which was January 1, 2013 for El Segundo, May 13, 2013, for RE Kansas South, March 28, 2013, for TA High Desert and April 1, 2014, for Laredo Ridge, Walnut Creek and Tapestry. For RE Kansas South, TA High Desert, Laredo Ridge, Walnut Creek and Tapestry, the dates represent the dates these entities were acquired by NRG. Member's equity represents NRG's equity in the subsidiaries, and accordingly, in connection with the acquisition by the Company, the balances were reclassified into noncontrolling interest. The Company's historical financial statements in all reports filed with the SEC subsequent to June 30, 2014, were previously recast to include the results attributable to the Acquired ROFO Assets. The Company's historical financial statements for and as of the year ended December 31, 2014 previously filed with the SEC have been recast in this Current Report on Form 8-K to include the results attributable to the EME-NYLD-Eligible Assets from the date these entities were under common control, or April 1, 2014.

The following table represents the structure of the Company as of December 31, 2014, with the retrospective application of the stock split that took place on May 14, 2015:

NRG Energy, Inc.
(NRG)
Public shareholders
Class B Common Stock and
Class D Common Stock
Aggregate 55.3%
Voting Interest
Class A Common Stock and
Class C Common Stock
Aggregate 44.7% Voting Interest
NRG Yield, Inc.
(NYLD)
Class B Units and Class D Units
Aggregate 55.3% Economic Interest
Sole Managing Member
Class A Units and Class C Units
Aggregate 44.7% Economic Interest
NRG Yield LLC
NRG Yield
Operating LLC
Project companies

For all periods prior to the initial public offering, the accompanying combined financial statements represent the combination of the assets that NRG Yield LLC acquired and were prepared using NRG's historical basis in the assets and liabilities. For the purposes of the combined financial statements, the term "NRG Yield" represents the accounting predecessor, or the combination of the acquired businesses. For all periods subsequent to the initial public offering, the accompanying audited consolidated financial statements represent the consolidated results of the Company, which consolidates NRG Yield LLC through its controlling interest.

As of December 31, 2014, the Company's operating assets are comprised of the following projects:

Projects	Percentage Ownership	Net Capacity (MW) (a)	Offtake Counterparty	Expiration
Conventional
GenConn Middletown	49.95%	95	Connecticut Light & Power	2041
GenConn Devon	49.95%	95	Connecticut Light & Power	2040
Marsh Landing	100%	720	Pacific Gas and Electric	2023
El Segundo	100%	550	Southern California Edison	2023
Walnut Creek	100%	485	Southern California Edison	2023
		1,945
Utility Scale Solar
Alpine	100%	66	Pacific Gas and Electric	2033
Avenal	49.95%	23	Pacific Gas and Electric	2031
Avra Valley	100%	25	Tucson Electric Power	2032
Blythe	100%	21	Southern California Edison	2029
Borrego	100%	26	San Diego Gas and Electric	2038
Roadrunner	100%	20	El Paso Electric	2031
CVSR	48.95%	122	Pacific Gas and Electric	2038
RE Kansas South	100%	20	Pacific Gas and Electric	2033
TA High Desert	100%	20	Southern California Edison	2033
		343
Distributed Solar
AZ DG Solar Projects	100%	5	Various	2025 - 2033
PFMG DG Solar Projects	51%	5	Various	2032
		10
Wind
Alta I	100%	150	Southern California Edison	2035
Alta II	100%	150	Southern California Edison	2035
Alta III	100%	150	Southern California Edison	2035
Alta IV	100%	102	Southern California Edison	2035
Alta V	100%	168	Southern California Edison	2035
Alta X	100%	137	Southern California Edison	2038(c)
Alta XI	100%	90	Southern California Edison	2038(c)
South Trent	100%	101	AEP Energy Partners	2029
Laredo Ridge	100%	80	Nebraska Public Power District	2031
Taloga	100%	130	Oklahoma Gas & Electric	2031
Pinnacle	100%	55	Maryland Department of General Services and University System of Maryland	2031
Buffalo Bear	100%	19	Western Farmers Electric Co-operative	2033
		1,332
Thermal
Thermal equivalent MWt(b)	100%	1,310	Various	Various
Thermal generation	100%	124	Various	Various

Total net capacity (excluding equivalent MWt)		3,754

(a) Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by the Company's percentage ownership in the facility as of December 31, 2014.
(b) For thermal energy, net capacity represents MWt for steam or chilled water and excludes 134 MWt available under the right-to-use provisions contained in agreements between two of NRG Yield Inc.'s thermal facilities and certain of its customers.
(c) PPA begins on January 1, 2016.

Substantially all of the Company's generation assets are under long-term contractual arrangements for the output or capacity from these assets. The thermal assets are comprised of district energy systems and combined heat and power plants that produce steam, hot water and/or chilled water and in some instances, electricity at a central plant. Three of the district energy systems are subject to rate regulation by state public utility commissions while the other district energy systems have rates determined by negotiated bilateral contracts.
The historical combined financial statements include allocations of certain NRG corporate expenses. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. The allocated costs include legal, accounting, tax, treasury, information technology, insurance, employee benefit costs, and other corporate costs. However, such expenses may not be indicative of the actual level of expense that would have been incurred if the Company had operated as an independent, publicly-traded company during the periods prior to the offering or of the costs expected to be incurred in the future. Allocations of NRG corporate expenses were $4 million for the period beginning on January 1, 2013 and ending on July 22, 2013 and $7 million for the year ended December 31, 2012. In connection with the initial public offering, the Company entered into a management services agreement with NRG for various services, including human resources, accounting, tax, legal, information systems, treasury, and risk management. Costs incurred by the Company under this agreement were $3 million for the period beginning July 23, 2013 and ending December 31, 2013 and $8 million for the year ended December 31, 2014, which included certain direct expenses incurred by NRG on behalf of the Company.
For all periods prior to the initial public offering, member's equity represents the combined equity of the Company's subsidiaries, including adjustments necessary to present the Company's financial statements as if the Company were in existence as of the beginning of the periods presented. Member's equity represents NRG's equity in the subsidiaries, and accordingly, in connection with the initial public offering, the historical equity balance as of that date was reclassified into noncontrolling interest. Subsequent to the initial public offering, stockholders' equity represents the equity associated with the Class A common stockholders, with the equity associated with the Class B common stockholders, or NRG, classified as noncontrolling interest.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The Company's consolidated and combined financial statements have been prepared in accordance with U.S. GAAP. The Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities. In addition, the rules and interpretative releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.
The consolidated and combined financial statements include the Company's accounts and operations and those of its subsidiaries in which it has a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests. As such, the Company applies the guidance of ASC 810, Consolidations, or ASC 810, to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a variable interest entity, or VIE, should be consolidated.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.
Restricted Cash
Restricted cash consists primarily of funds held to satisfy the requirements of certain debt agreements and funds held within the Company's projects that are restricted in their use. These funds are used to pay for capital expenditures, current operating expenses and current debt service payments as well as to fund required equity contributions, per the restrictions of the debt agreements.
Trade Receivables and Allowance for Doubtful Accounts
Trade receivables are reported on the balance sheet at the invoiced amount adjusted for any write-offs and the allowance for doubtful accounts. The allowance for doubtful accounts is reviewed periodically based on amounts past due and significance. The allowance for doubtful accounts was immaterial as of December 31, 2014, and 2013.
Inventory
Inventory consists principally of spare parts and fuel oil and is valued at the lower of weighted average cost or market, unless evidence indicates that the weighted average cost will be recovered with a normal profit in the ordinary course of business. The Company removes fuel inventories as they are used in the production of steam, chilled water or electricity. Spare parts inventory are removed when they are used for repairs, maintenance or capital projects.
Property, Plant and Equipment
Property, plant and equipment are stated at cost or, in the case of business acquisitions, fair value; however impairment adjustments are recorded whenever events or changes in circumstances indicate that their carrying values may not be recoverable. See Note 3, Business Acquisitions, for more information on acquired property, plant and equipment. Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in cost of operations in the consolidated statements of operations.
Additionally, the Company reduces the book value of the property, plant and equipment of its eligible renewable energy projects for any cash grants that are submitted to the U.S. Treasury Department when the receivable is recorded for the net realizable amount. The related deferred tax asset is also recorded with a corresponding reduction to the book value of the property, plant and equipment. For further discussion of these matters see Note 4, Property, Plant and Equipment.
Asset Impairments
Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with ASC 360. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset's carrying amount and fair value with the difference recorded in operating costs and expenses in the statements of operations. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.
Investments accounted for by the equity method are reviewed for impairment in accordance with ASC 323, Investments-Equity Method and Joint Ventures, or ASC 323, which requires that a loss in value of an investment that is other than a temporary decline should be recognized. The Company identifies and measures losses in the value of equity method investments based upon a comparison of fair value to carrying value.
Capitalized Interest
Interest incurred on funds borrowed to finance capital projects is capitalized, until the project under construction is ready for its intended use. The amount of interest capitalized for the years ended December 31, 2014, 2013 and 2012 was less than $1 million, $18 million and $31 million, respectively.
When a project is available for operations, capitalized interest is reclassified to property, plant and equipment and amortized on a straight-line basis over the estimated useful life of the project's related assets.

Debt Issuance Costs
Debt issuance costs are capitalized and amortized as interest expense on a basis which approximates the effective interest method over the term of the related debt.
Intangible Assets
Intangible assets represent contractual rights held by NRG Yield, Inc. The Company recognizes specifically identifiable intangible assets including customer contracts, customer relationship, power purchase agreements and development rights when specific rights and contracts are acquired. These intangible assets are amortized primarily on a straight-line basis.
Notes Receivable
Notes receivable consist of receivables related to the financing of required network upgrades and a variable-rate note secured by the equity interest in a joint venture. The notes issued with respect to network upgrades will be repaid within a 5 year period following the date each facility reaches commercial operations.
Income Taxes
The Company accounts for income taxes using the liability method in accordance with ASC 740, Income Taxes, or ASC 740, which requires that it use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.
The Company has two categories of income tax expense or benefit — current and deferred, as follows:

•	Current income tax expense or benefit consists solely of current taxes payable less applicable tax credits, and

•	Deferred income tax expense or benefit is the change in the net deferred income tax asset or liability, excluding amounts charged or credited to accumulated other comprehensive income.
The Company reports some of its revenues and expenses differently for financial statement purposes than for income tax return purposes, resulting in temporary and permanent differences between the Company's financial statements and income tax returns. The tax effects of such temporary differences are recorded as either deferred income tax assets or deferred income tax liabilities in the Company's consolidated balance sheets. The Company measures its deferred income tax assets and deferred income tax liabilities using income tax rates that are currently in effect. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income which includes the future reversal of existing taxable temporary differences to realize deferred tax assets, net of valuation allowances. A valuation allowance is recorded to reduce the net deferred tax assets to an amount that is more-likely-than-not to be realized.
The Company accounts for uncertain tax positions in accordance with ASC 740, which applies to all tax positions related to income taxes. Under ASC 740, tax benefits are recognized when it is more-likely-than-not that a tax position will be sustained upon examination by the authorities. The benefit recognized from a position that has surpassed the more-likely-than-not threshold is the largest amount of benefit that is more than 50% likely to be realized upon settlement. The Company recognizes interest and penalties accrued related to uncertain tax benefits as a component of income tax expense.
In accordance with ASC 805 and as discussed further in Note 13, Income Taxes, changes to existing net deferred tax assets or valuation allowances or changes to uncertain tax benefits, are recorded to income tax expense.

Revenue Recognition
Thermal Revenues
Steam and chilled water revenue is recognized based on customer usage as determined by meter readings taken at month-end. Some locations read customer meters throughout the month, and recognize estimated revenue for the period between meter read date and month-end. The Thermal Business subsidiaries collect and remit state and local taxes associated with sales to their customers, as required by governmental authorities. Related revenues are presented on a net basis in the income statement.
Power Purchase Agreements, or PPAs
The majority of the Company’s revenues are obtained through PPAs or other contractual agreements. In order to determine lease classification as operating, the Company evaluates the terms of the PPA to determine if the lease includes any of the following provisions which would indicate capital lease treatment:

•	Transfers the ownership of the generating facility,

•	Bargain purchase option at the end of the term of the lease,

•	Lease term is greater than 75% of the economic life of the generating facility, or

•	Present value of minimum lease payments exceed 90% of the fair value of the generating facility at inception of the lease
In considering the above it was determined that all of Company’s PPAs are operating leases. ASC 840 requires the minimum lease payments received to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable. Judgment is required by management in determining the economic life of each generating facility, in evaluating whether certain lease provisions constitute minimum payments or represent contingent rent and other factors in determining whether a contract contains a lease and whether the lease is an operating lease or capital lease.
Certain of these leases have no minimum lease payments and all of the rental income under these leases is recorded as contingent rent on an actual basis when the electricity is delivered. The contingent rental income recognized in the years ended December 31, 2014, 2013 and 2012 was $194 million, $105 million and $33 million, respectively.
Derivative Financial Instruments
The Company accounts for derivative financial instruments under ASC 815, Derivatives and Hedging, or ASC 815, which requires the Company to record all derivatives on the balance sheet at fair value unless they qualify for a NPNS exception. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. Changes in the fair value of derivatives accounted for as hedges, if elected for hedge accounting, are either:

•	Recognized in earnings as an offset to the changes in the fair value of the related hedged assets, liabilities and firm commitments; or

•	Deferred and recorded as a component of accumulated OCI until the hedged transactions occur and are recognized in earnings.
The Company's primary derivative instruments are fuels purchase contracts used to control customer reimbursable fuel cost and interest rate instruments used to mitigate variability in earnings due to fluctuations in interest rates. On an ongoing basis, the Company assesses the effectiveness of all derivatives that are designated as hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in fair values or cash flows of hedged items. Internal analyses that measure the statistical correlation between the derivative and the associated hedged item determine the effectiveness of such a contract designated as a hedge. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting will be discontinued prospectively. In this case, the gain or loss previously deferred in accumulated OCI would be frozen until the underlying hedged item is delivered unless the transaction being hedged is no longer probable of occurring in which case the amount in OCI would be immediately reclassified into earnings. If the derivative instrument is terminated, the effective portion of this derivative deferred in accumulated OCI will be frozen until the underlying hedged item is delivered.
Revenues and expenses on contracts that qualify for the NPNS exception are recognized when the underlying physical transaction is delivered. While these contracts are considered derivative financial instruments under ASC 815, they are not recorded at fair value, but on an accrual basis of accounting. If it is determined that a transaction designated as NPNS no longer meets the scope exception, the fair value of the related contract is recorded on the balance sheet and immediately recognized through earnings.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable, notes receivable and derivative instruments. Accounts receivable, notes receivable, and derivative instruments are concentrated within entities engaged in the energy and financial industry. These industry concentrations may impact the overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. In addition, many of the Company's projects have only one customer. However, the Company believes that the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. See Note 6, Fair Value of Financial Instruments, for a further discussion of derivative concentrations and Note 12, Segment Reporting for concentration of counterparties.
Fair Value of Financial Instruments
The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, intercompany accounts payable and receivable, and accrued expenses and other liabilities approximate fair value because of the short-term maturity of these instruments. See Note 6, Fair Value of Financial Instruments, for a further discussion of fair value of financial instruments.
Asset Retirement Obligations
Asset retirement obligations, or AROs, are accounted for in accordance with ASC 410-20, Asset Retirement Obligations, or ASC 410-20. Retirement obligations associated with long-lived assets included within the scope of ASC 410-20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410-20 requires an entity to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.
Upon initial recognition of a liability for an ARO, the asset retirement cost is capitalized by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. The Company's asset retirement obligations were $27 million and $9 million for the years ended December 31, 2014, and 2013, respectively. The Company records AROs as part of other non-current liabilities on its balance sheet.
Guarantees
The Company enters into various contracts that include indemnification and guarantee provisions as a routine part of its business activities. Examples of these contracts include EPC agreements, operation and maintenance agreements, service agreements, commercial sales arrangements and other types of contractual agreements with vendors and other third parties, as well as affiliates. These contracts generally indemnify the counterparty for tax, environmental liability, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Because many of the guarantees and indemnities the Company issues to third parties and affiliates do not limit the amount or duration of its obligations to perform under them, there exists a risk that the Company may have obligations in excess of the amounts agreed upon in the contracts mentioned above. For those guarantees and indemnities that do not limit the liability exposure, it may not be able to estimate what the liability would be, until a claim is made for payment or performance, due to the contingent nature of these contracts.
Investments Accounted for by the Equity Method
The Company has investments in three energy projects accounted for by the equity method, one of which is a VIE, where the Company is not a primary beneficiary. The equity method of accounting is applied to these investments in affiliates because the ownership structure prevents the Company from exercising a controlling influence over the operating and financial policies of the projects. Under this method, equity in pre-tax income or losses of the investments is reflected as equity in earnings of unconsolidated affiliates.

Sale Leaseback Arrangements
The Company is party to sale-leaseback arrangements that provide for the sale of certain assets to a third party and simultaneous leaseback to the Company. In accordance with ASC 840-40, Sale-Leaseback Transactions, if the seller-lessee retains, through the leaseback, substantially all of the benefits and risks incident to the ownership of the property sold, the sale-leaseback transaction is accounted for as a financing arrangement. An example of this type of continuing involvement would include an option to repurchase the assets or the buyer-lessor having the option to sell the assets back to the Company. This provision is included in most of the Company’s sale-leaseback arrangements. As such, the Company accounts for these arrangements as financings.
Under the financing method, the Company does not recognize as income any of the sale proceeds received from the lessor that contractually constitutes payment to acquire the assets subject to these arrangements. Instead, the sale proceeds received are accounted for as financing obligations and leaseback payments made by the Company are allocated between interest expense and a reduction to the financing obligation. Interest on the financing obligation is calculated using the Company’s incremental borrowing rate at the inception of the arrangement on the outstanding financing obligation. Judgment is required to determine the appropriate borrowing rate for the arrangement and in determining any gain or loss on the transaction that would be recorded either at the end of or over the lease term.
Business Combinations
The Company accounts for its business combinations in accordance with ASC 805, Business Combinations, or ASC 805. ASC 805 requires an acquirer to recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value at the acquisition date. It also recognizes and measures the goodwill acquired or a gain from a bargain purchase in the business combination and determines what information to disclose to enable users of an entity's financial statements to evaluate the nature and financial effects of the business combination. In addition, transaction costs are expensed as incurred.
Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions impact the reported amounts of assets and liabilities as of the date of the financial statements. They also impact the reported amount of net earnings during the reporting period. Actual results could be different from these estimates.
In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts, environmental liabilities, acquisition accounting and legal costs incurred in connection with recorded loss contingencies, among others. As better information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.
Reclassifications
Certain prior-year amounts have been reclassified for comparative purposes.

Recent Accounting Developments
ASU 2014-16 - In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU No. 2014-16. The amendments of ASU No. 2014-16 clarify how U.S. GAAP should be applied in determining whether the nature of a host contract is more akin to debt or equity and in evaluating whether the economic characteristics and risks of an embedded feature are "clearly and closely related" to its host contract. The guidance in ASU No. 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows and financial position.
ASU 2014-09 - In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU No. 2014-09. The amendments of ASU No. 2014-09 complete the joint effort between the FASB and the International Accounting Standards Board, or IASB, to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards, or IFRS, and to improve financial reporting. The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled to in exchange for the goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. The guidance of ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods therein. Early adoption is not permitted. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows and financial position.
ASU 2013-11 - In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740) Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, or ASU No. 2013-11.  The amendments of ASU 2013-11, require an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction of a deferred tax asset for an NOL, a similar tax loss or tax credit carryforwards rather than a liability when the uncertain tax position would reduce the NOL or other carryforward under the tax law of the applicable jurisdiction and the entity intends to use the deferred tax asset for that purpose.  The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adopted this standard effective January 1, 2014. The adoption of this standard did not impact the Company's results of operations or cash flows as the Company has no uncertain tax benefits as of December 31, 2014.

Note 3 — Business Acquisitions
2014 Acquisitions
Alta Wind Portfolio Acquisition — On August 12, 2014, the Company acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC, which collectively own seven wind facilities that total 947 MW located in Tehachapi, California, and a portfolio of associated land leases, or the Alta Wind Portfolio. Power generated by the Alta Wind Portfolio is sold to Southern California Edison under long-term PPAs with 21 years of remaining contract life for Alta I-V and 22 years, beginning in 2016, for Alta X and XI.
The purchase price for the Alta Wind Portfolio was $923 million, which consisted of a base purchase price of $870 million, as well as a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. In order to fund the purchase price, the Company completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million, after underwriting discounts and expenses. In addition, on August 5, 2014, NRG Yield Operating LLC issued $500 million of Senior Notes, which bear interest at a rate of 5.375% and mature in August 2024.
The acquisition was recorded as a business combination under ASC 805, with identifiable assets acquired and liabilities assumed provisionally recorded at their estimated fair values on the acquisition date. The initial accounting for the business combination is not complete because the evaluation necessary to assess the fair values of certain net assets acquired is still in process. The provisional amounts are subject to revision until the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. The allocation of the purchase price may be modified up to one year from the date of the acquisition as more information is obtained about the fair value of assets acquired and liabilities assumed. The purchase price of $923 million was provisionally allocated as follows:

	Acquisition Date	Measurement period adjustments	Revised Acquisition Date
	(In millions)
Assets
Cash	$22	$—	$22
Current and non-current assets	49	—	49
Property, plant and equipment	1,057	247	1,304
Intangible assets	1,420	(243)	1,177
Total assets acquired	2,548	4	2,552

Liabilities
Debt	1,591	—	1,591
Current and non-current liabilities	34	4	38
Total liabilities assumed	1,625	4	1,629
Net assets acquired	$923	$—	$923
The Company incurred and expensed acquisition-related transaction costs related to the acquisition of the Alta Wind Portfolio of $2 million for the year ended December 31, 2014.

Fair value measurements
The provisional fair values of the property, plant and equipment and intangible assets at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant inputs were as follows:

•
Property, plant and equipment — The estimated fair values were determined primarily based on an income method using discounted cash flows and validated using a cost approach based on the replacement cost of the assets less economic obsolescence. The income approach was applied by determining the enterprise value for each acquired entity and subtracting the fair value of the intangible assets and working capital to determine the implied value of the tangible fixed assets. This methodology was primarily relied upon as the forecasted cash flows incorporate the specific attributes of each asset including age, useful life, equipment condition and technology. The income approach also allows for an accurate reflection of current and expected market dynamics such as supply and demand and regulatory environment as of the acquisition date.

•
Intangible Assets - PPAs — The fair values of the PPAs acquired were determined utilizing a variation of the income approach where the incremental future cash flows resulting from the acquired PPAs compared to the cash flows based on current market prices were discounted to present value at a weighted average cost of capital reflective of a market participant. The values were corroborated with available market data. The PPA values will be amortized over the term of the PPAs, which approximate 22 years.

•
Intangible Assets - Leasehold rights — The fair values of the leasehold rights acquired, which represent the contractual right to receive royalty payments equal to a percentage of PPA revenue from certain projects, were determined utilizing the income approach. The values were corroborated with available market data. The leasehold rights values will be amortized over a period of 21 years, which is equal to the average term of the contracts.

Supplemental Pro Forma Information
Since the acquisition date, the Alta Wind Portfolio contributed $49 million in operating revenues and $39 million in net losses. The following unaudited supplemental pro forma information represents the results of operations as if the Company had acquired the Alta Wind Portfolio on January 1, 2013:

	For the year ended December 31,
(In millions, except per share amounts)	2014	2013

Operating Revenues	$821	$531
Net Income	94	87
Net Income Attributable to NRG Yield, Inc.	7	8
Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.10	$0.12
The supplemental unaudited pro forma information has been adjusted to include the pro forma impact of depreciation of property, plant and equipment and amortization of PPAs, based on the preliminary purchase price allocations. The pro forma data has also been adjusted to reflect the additional interest expense in connection with the issuance of Senior Notes, adjustment to the non-controlling interest due to the change in NRG's ownership interest to 55.3% from 65.5% effective July 29, 2014, as well as the related tax impact. There were no transactions during the periods between NRG and the Alta Wind Portfolio. The pro forma results are presented for illustrative purposes only and do not reflect the realization of potential cost savings or any related integration costs.
Acquired ROFO Assets — On June 30, 2014, NRG Yield Operating LLC acquired from NRG: (i) El Segundo, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California; (ii) TA High Desert, a 20 MW solar facility located in Los Angeles County, California; and (iii) RE Kansas South, a 20 MW solar facility located in Kings County, California. The Company paid total cash consideration of $357 million, which represents a base purchase price of $349 million and $8 million of working capital adjustments. In addition, the acquisition included the assumption of $612 million in project- level debt. The assets and liabilities transferred to the Company relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. Since the transaction constituted a transfer of entities under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.

The following is a summary of assets and liabilities transferred in connection with the acquisition as of June 30, 2014:

	RE Kansas South	TA High Desert	El Segundo
	(In millions)
Current assets	$1	$3	$43
Property, plant and equipment	50	67	625
Non-current assets	2	13	76
Total assets	53	83	744

Debt	35	57	520
Other current and non-current liabilities	2	—	30
Total liabilities	37	57	550
Net assets acquired	$16	$26	$194
The following table presents historical information summary combining the financial information for the Acquired ROFO Assets transferred in connection with the acquisition:

	December 31, 2013
	As Previously Reported	RE Kansas South	TA High Desert	El Segundo	As Currently Reported
		(In millions)
Current assets	$267	$25	$28	$58	$378
Property, plant and equipment	1,541	51	63	636	2,291
Non-current assets	505	3	10	51	569
Total assets	2,313	79	101	745	3,238

Debt	1,133	58	80	512	1,783
Other current and non-current liabilities	169	5	3	26	203
Total liabilities	$1,302	$63	$83	$538	$1,986

	Year ended December 31, 2013
	As Previously Reported	RE Kansas South	TA High Desert	El Segundo	As Currently Reported

Operating revenues	$313	$2	$8	$56	$379
Operating income	128	1	4	34	167
Net income	$109	$(1)	$1	$23	$132

2013 Acquisitions
Energy Systems — On December 31, 2013, NRG Energy Center Omaha Holdings, LLC, an indirect wholly owned subsidiary of NRG Yield LLC, acquired Energy Systems Company, or Energy Systems, for approximately $120 million. The acquisition was financed from cash on hand. Energy Systems is an operator of steam and chilled water thermal facilities that provides heating and cooling services to nonresidential customers in Omaha, Nebraska. The acquisition was recorded as a business combination under ASC 805, with identifiable assets acquired and liabilities assumed provisionally recorded at their estimated fair values on the acquisition date. The purchase price was primarily allocated to property, plant and equipment of $60 million, customer relationships of $59 million, and $1 million of working capital. The accounting for Energy Systems was completed as of September 30, 2014, at which point the provisional fair values became final with no material changes.

2012 Acquisitions
Marsh Landing — On December 14, 2012, through its acquisition of GenOn Energy, Inc., or GenOn, NRG acquired 100% of the Marsh Landing project, a 720 MW natural gas-fueled peaking facility being constructed near Antioch, California. Immediately prior to the initial public offering, NRG transferred ownership of Marsh Landing to NRG Yield LLC. Power generated from Marsh Landing is sold to Pacific Gas & Electric, or PG&E, under a 10 year PPA. In connection with the acquisition, the Company assumed obligations under a credit agreement for up to $650 million in construction and permanent financing for the Marsh Landing generating facility. The Marsh Landing generating facility reached commercial operations on May 1, 2013.
The fair value of the net assets acquired was $138 million. The accounting for the acquisition was completed on December 13, 2013. The Company recorded a measurement period adjustment increasing the provisional fair value of the acquired property, plant and equipment by $73 million, from $537 million to $610 million. The primary driver for the revised fair value was the refinement of the methodology used to value the assets.
2015 Acquisition of EME-NYLD-Eligible Assets from NRG

On January 2, 2015, NRG Yield Operating LLC acquired the following projects from NRG: (i) Laredo Ridge, a 80 MW wind facility located in Petersburg, Nebraska, (ii) the Tapestry projects, which include Buffalo Bear, a 19 MW wind facility in Buffalo, Oklahoma, Taloga, a 130 MW wind facility in Putnum, Oklahoma, and Pinnacle, a 55 MW wind facility in Keyser, West Virginia, and (iii)  Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million plus assumed project level debt of $737 million, including $9 million for working capital. The Company funded the acquisition with cash on hand and drawings under the Company's revolving credit facility. The assets and liabilities transferred to the Company relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. The difference between the cash paid and historical value of the entities' equity of $61 million, as well as $23 million of AOCL, were recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. Since the transaction constituted a transfer of net assets under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. The Company funded the acquisition with cash on hand and borrowings under the Company's revolving credit facility.

The following is a summary of assets and liabilities transferred in connection with the acquisition on January 2, 2015:

	As Previously Reported	Walnut Creek	Tapestry	Laredo Ridge	As Currently Reported
		(In millions)
Current assets	$539	$46	$14	$7	$606
Property, plant and equipment	3,487	575	286	118	4,466
Non-current assets	1,726	57	61	49	1,893
Total assets	5,752	678	361	174	6,965

Debt	4,050	437	192	108	4,787
Other current and non-current liabilities	222	62	5	4	293
Total liabilities	4,272	499	197	112	5,080
Net assets acquired	$1,480	$179	$164	$62	$1,885

Supplemental Pro Forma Information
The following unaudited supplemental pro forma information represents the results of operations as if the Company had acquired the EME-NYLD-Eligible Assets on January 1, 2013:

	For the year ended December 31,
(In millions, except per share amounts)	2014	2013

Operating Revenues	$715	$513
Net Income	97	145
Net Income Attributable to NRG Yield, Inc.	21	16
Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.38	$0.35

Note 4 — Property, Plant and Equipment
The Company’s major classes of property, plant, and equipment were as follows:

	December 31, 2014	December 31, 2013	Depreciable Lives
	(In millions)
Facilities and equipment	$4,709	$2,373	2 - 40 Years
Land and improvements	87	86
Construction in progress	8	6
Total property, plant and equipment	4,804	2,465
Accumulated depreciation	(338)	(174)
Net property, plant and equipment	$4,466	$2,291
Renewable Energy Grants
The Borrego solar project achieved commercial operations on February 12, 2013 and transferred the construction in progress to property, plant and equipment. On May 16, 2013, the Borrego solar project, as a qualified renewable energy project, applied for a cash grant in lieu of investment tax credit from the U.S. Treasury Department in the amount of $39 million. A receivable for the cash grant was recorded when the application was filed, which resulted in a reduction to the book basis of the property, plant and equipment. In addition, the receivable was reduced to $36 million as a result of the federal government’s sequestration, which was put into effect on March 1, 2013. The related deferred tax asset of $10 million was recorded with a corresponding reduction of the book value of Borrego’s property, plant and equipment. In March 2014, the Company received payment of $30 million for the cash grant related to Borrego. The Company recorded a reserve for the shortage pending further discussions with the US treasury Department.
The TA High Desert solar project achieved commercial operations on March 25, 2013 and transferred the construction in progress to property, plant and equipment. On May 22, 2013, the TA High Desert solar project, as a qualified renewable energy project, applied for a cash grant in lieu of investment tax credit from the U.S. Treasury Department in the amount of $25 million. A receivable for the cash grant was recorded when the application was filed, which resulted in a reduction to the book basis of the property, plant and equipment. In addition, the receivable was reduced to $20 million as a result of the federal government’s sequestration, which was put into effect on March 1, 2013. The related deferred tax asset of $6 million was recorded with a corresponding reduction of the book value of TA High Desert's property, plant and equipment. In April 2014, TA High Desert received a payment of $20 million for the cash grant and reduced the book value of its property, plant and equipment by the amount by which the grant was reduced.

The RE Kansas South solar project achieved commercial operations on June 7, 2013, and transferred the construction in progress to property, plant and equipment. On June 27, 2013, the RE Kansas South solar project, as a qualified renewable energy project, applied for a cash grant in lieu of investment tax credit from the U.S. Treasury Department in the amount of $23 million. A receivable for the cash grant was recorded when the application was filed, which resulted in a reduction to the book basis of the property, plant and equipment. In addition, the receivable was reduced to $21 million as a result of the federal government’s sequestration, which was put into effect on March 1, 2013. The related deferred tax asset of $6 million was recorded with a corresponding reduction of the book value of RE Kansas South's property, plant and equipment. In April 2014, RE Kansas South received a payment of $21 million for the cash grant.

Note 5 — Investments Accounted for by the Equity Method and Variable Interest Entities
Equity Method Investments
Avenal—The Company owns a 49.95% equity interest in Avenal, which consists of three solar PV projects in Kings County, California, approximately 45 MWs, all of which became commercially operational during the third quarter of 2011. NRG retained a 0.05% interest and Eurus Energy owns the remaining 50% of Avenal. Power generated by the projects is sold under a 20-year PPA. On September 22, 2010, Avenal entered into a $35 million promissory note facility with the Company. Amounts drawn under the promissory note facility accrue interest at 4.5% per annum. As of December 31, 2013, the amount outstanding under the facility was $2 million. The facility was repaid in January 2014. Also, on September 22, 2010, Avenal entered into a $209 million financing arrangement with a syndicate of banks, or the Avenal Facility. As of December 31, 2014, and 2013, Avenal had outstanding $107 million and $112 million, respectively, under the Avenal Facility. As of December 31, 2014, the Company had an $11 million equity investment in Avenal.
CVSR—The Company owns 48.95% of CVSR, located in San Luis Obispo, California, totaling 250 MW, while NRG continues to own the remaining 51.05% of CVSR. Power generated by the project is sold under a 25-year PPA. As of December 31, 2014, the Company had a $102 million equity investment in CVSR.
In 2011, High Plains Ranch II, LLC, the direct owner of CVSR, entered into the CVSR Financing Agreement with the FFB to borrow up to $1.2 billion to fund the costs of constructing the solar facility. The CVSR Financing Agreement matures in 2037 and the loans provided by the FFB are guaranteed by the U.S. DOE. Amounts borrowed under the CVSR Financing Agreement accrue interest at a fixed rate based on U.S. Treasury rates plus a spread of 0.375% and are secured by the assets of CVSR. As of December 31, 2014, and 2013, $815 million and $1,104 million, respectively, were outstanding under the loan. In 2012 and 2013, CVSR submitted applications to the U.S. Treasury Department for cash grants as each phase of the project began commercial operations. In January 2014, the U.S. Treasury Department awarded cash grants on the CVSR project of $307 million ($285 million net of sequestration), which is approximately 75% of the cash grant amount for which the Company had applied. The cash grant proceeds were used to pay the outstanding balance of the bridge loan due in February 2014 and the remaining amount was used to pay a portion of the outstanding balance on the bridge loan due in August 2014. The remaining balance of the bridge loan due in August 2014 was paid by SunPower. CVSR is evaluating the basis for the U.S. Treasury Department’s award and all of its options for recovering the amount by which the U.S. Treasury Department reduced the CVSR cash grant award.
The following table presents summarized financial information for CVSR:

	Year Ended December 31,
	2014	2013	2012
Income Statement Data:	(In millions)
Operating revenues	$82	$47	$2
Operating income	40	22	1
Net income	17	4	1

		As of December 31,
		2014	2013
		(In millions)
Balance Sheet Data:
Current assets		$173	$455
Non-current assets		868	932
Current liabilities		33	412
Non-current liabilities		799	769

Variable Interest Entities, or VIEs
GenConn Energy LLC — The Company has a 49.95% interest in GCE Holding LLC, the owner of GenConn Energy LLC, or GenConn, which owns and operates two 190 MW peaking generation facilities in Connecticut at the Devon and Middletown sites. Each of these facilities was constructed pursuant to a 30-year cost of service type contract with the Connecticut Light & Power Company. All four units at the GenConn Devon facility reached commercial operation in June 2010 and were released to the ISO-NE by July 2010. In June 2011, all four units at the GenConn Middletown facility reached commercial operation and were released to the ISO-NE. GenConn is considered a VIE under ASC 810, however the Company is not the primary beneficiary, and accounts for its investment under the equity method.
The project was funded through equity contributions from the owners and non-recourse, project level debt. As of December 31, 2014, the Company's investment in GenConn was $114 million and its maximum exposure to loss is limited to its equity investment. On September 17, 2013, GenConn refinanced its existing project financing facility. The refinanced facility is comprised of a $237 million note with an interest rate of 4.73% and a maturity date of July 2041 and a 5-year, $35 million working capital facility that matures in 2018 which can be used to issue letters of credit at an interest rate of 1.875% per annum. As of December 31, 2014 $228 million was outstanding under the note and nothing was drawn on the working capital facility. The refinancing is secured by all of the GenConn assets.
The following table presents summarized financial information for GCE Holding LLC:

	Year ended December 31,
	2014	2013	2012
Income Statement Data:	(In millions)
Operating revenues	$82	$80	$78
Operating income	40	44	45
Net income	28	31	29

	December 31, 2014	December 31, 2013
Balance Sheet Data:	(In millions)
Current assets	$33	$32
Non-current assets	438	454
Current liabilities	20	18
Non-current liabilities	223	232

The following table presents undistributed equity earnings for the Company's three equity method investments:

	As of December 31,
	2014	2013
	(In millions)
Undistributed earnings from equity investments	$22	$19

Note 6 — Fair Value of Financial Instruments
For cash and cash equivalents, restricted cash, accounts receivable, accounts payable, intercompany accounts payable and receivable, accrued expenses and other liabilities, the carrying amount approximates fair value because of the short-term maturity of those instruments and are classified as Level 1 within the fair value hierarchy.
The estimated carrying amounts and fair values of the Company’s recorded financial instruments not carried at fair market value are as follows:

	As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Assets:
Notes receivable, including current portion — affiliate	$—	$—	$2	$2
Notes receivable, including current portion	21	21	27	27
Liabilities:
Long-term debt, including current portion	4,787	4,873	1,783	1,785
The fair value of notes receivable and long-term debt are based on expected future cash flows discounted at market interest rates, or current interest rates for similar instruments and are classified as Level 3 within the fair value hierarchy.
Fair Value Accounting under ASC 820
ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

•	Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

•	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3—unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement.
Recurring Fair Value Measurements
The Company records its derivative assets and liabilities at fair market value on its consolidated balance sheet. The following table presents assets and liabilities measured and recorded at fair value on the Company's consolidated balance sheets on a recurring basis and their level within the fair value hierarchy:

As of December 31, 2014
Fair Value (a)
(In millions)	Level 2
Derivative assets:
Commodity contracts	$—
Interest rate contracts	2
Total assets	$2
Derivative liabilities:
Commodity contracts	$3
Interest rate contracts	114
Total liabilities	$117
(a) There were no assets or liabilities classified as Level 1 or Level 3 as of December 31, 2014.

	As of December 31, 2013
	Fair Value (a)
(In millions)	Level 2	Level 3	Total
Derivative assets:
Commodity contracts	$1	$—	$1
Interest rate contracts	20	—	20
Total assets	21	—	21
Derivative liabilities:
Commodity contracts	1	1	2
Interest rate contracts	45	—	45
Total liabilities	$46	$1	$47
(a) There were no assets or liabilities classified as Level 1 as of December 31, 2013.
There were no transfers during the years ended December 31, 2014 and 2013, between Levels 1 and 2. The following table reconciles, for the year ended December 31, 2014, the beginning and ending balances for derivative instruments that are recognized at fair value in the consolidated financial statements, at least annually, using significant unobservable inputs:

Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
(In millions)	Year ended December 31, 2014
Derivatives
Beginning balance	$(1)
Total gains and losses (realized/unrealized) included in earnings	1
Ending balance as of December 31, 2014	$—
There have been no transfers in and/or out of Level 3 during the year ended December 31, 2014.

Derivative Fair Value Measurements
A majority of the Company's contracts are non-exchange-traded and valued using prices provided by external sources. For the Company’s energy markets, management receives quotes from multiple sources. To the extent that multiple quotes are received, the prices reflect the average of the bid-ask mid-point prices obtained from all sources believed to provide the most liquid market for the commodity. The remainder of the assets and liabilities represent contracts for which external sources or observable market quotes are not available. These contracts are valued using various valuation techniques including but not limited to internal models that apply fundamental analysis of the market and corroboration with similar markets. As of December 31, 2014, there were no contracts valued with prices provided by models and other valuation techniques.
The fair value of each contract is discounted using a risk free interest rate. In addition, a credit reserve is applied to reflect credit risk, which is calculated based on credit default swaps. To the extent that the net exposure is an asset, the Company uses the counterparty’s default swap rate. If the exposure is a liability, the Company uses its default swap rate. The credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the liabilities or that a market participant would be willing to pay for the assets. As of December 31, 2014, the credit reserve resulted in a $1 million increase in fair value which is a gain in OCI. It is possible that future market prices could vary from those used in recording assets and liabilities and such variations could be material.
Concentration of Credit Risk
In addition to the credit risk discussion as disclosed in Note 2, Summary of Significant Accounting Policies, the following item is a discussion of the concentration of credit risk for the Company's financial instruments. Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. The Company monitors and manages credit risk through credit policies that include: (i) an established credit approval process; (ii) a daily monitoring of counterparties' credit limits; (iii) the use of credit mitigation measures such as margin, collateral, prepayment arrangements, or volumetric limits (iv) the use of payment netting agreements; and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counterparty. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. The Company seeks to mitigate counterparty risk by having a diversified portfolio of counterparties.

Counterparty credit exposure includes credit risk exposure under certain long-term agreements, including solar and other PPAs. As external sources or observable market quotes are not available to estimate such exposure, the Company estimates the exposure related to these contracts based on various techniques including but not limited to internal models based on a fundamental analysis of the market and extrapolation of observable market data with similar characteristics. Based on these valuation techniques, as of December 31, 2014, credit risk exposure to these counterparties attributable to the Company's ownership interests was approximately $2.2 billion for the next five years. The majority of these power contracts are with utilities with strong credit quality and public utility commission or other regulatory support, as further described in Note 12, Segment Reporting. However, such regulated utility counterparties can be impacted by changes in government regulations, which the Company is unable to predict.
Note 7 — Accounting for Derivative Instruments and Hedging Activities
ASC 815 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a NPNS exception. The Company may elect to designate certain derivatives as cash flow hedges, if certain conditions are met, and defer the effective portion of the change in fair value of the derivatives to accumulated OCI, until the hedged transactions occur and are recognized in earnings. The ineffective portion of a cash flow hedge is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings. Certain derivative instruments may qualify for the NPNS exception and are therefore exempt from fair value accounting treatment. ASC 815 applies to the Company's energy related commodity contracts and interest rate swaps.
Energy-Related Commodities
To manage the commodity price risk associated with its competitive supply activities and the price risk associated with wholesale power sales, the Company may enter into derivative hedging instruments, namely, forward contracts that commit the Company to sell energy commodities or purchase fuels in the future. The objectives for entering into derivatives contracts designated as hedges include fixing the price for a portion of anticipated future electricity sales and fixing the price of a portion of anticipated fuel purchases for the operation of its subsidiaries. At December 31, 2014, the Company had forward and financial contracts for the purchase/sale of electricity and related products economically hedging the Company's district energy centers' forecasted output or load obligations through 2015. The Company also had forward contracts for the purchase of fuel commodities relating to the forecasted usage of the district energy centers through 2017. At December 31, 2014, these contracts were not designated as cash flow or fair value hedges.
Also, as of December 31, 2014, the Company had other energy-related contracts that did not meet the definition of a derivative instrument or qualified for the NPNS exception and were therefore exempt from fair value accounting treatment as follows:

•	Power tolling contracts through 2038, and

•	Natural gas transportation contracts through 2028.
Interest Rate Swaps
The Company is exposed to changes in interest rates through the issuance of variable and fixed rate debt. In order to manage interest rate risk, it enters into interest rate swap agreements.
As of December 31, 2014, the Company had interest rate derivative instruments on non-recourse debt extending through 2031, some of which are designated as cash flow hedges.
Volumetric Underlying Derivative Transactions
The following table summarizes the net notional volume buy/(sell) of the Company's open derivative transactions broken out by commodity as of December 31, 2014, and 2013.

		Total Volume
		December 31, 2014	December 31, 2013
Commodity	Units	(In millions)
Natural Gas	MMBtu	2	2
Interest	Dollars	$2,817	$1,234
The increase in the interest rate position was primarily the result of the interest rate swaps acquired with the Alta Wind Portfolio.

Fair Value of Derivative Instruments
The following table summarizes the fair value within the derivative instrument valuation on the balance sheet:

	Fair Value
	Derivative Assets		Derivative Liabilities
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(In millions)
Derivatives Designated as Cash Flow Hedges:
Interest rate contracts current	$—	$—	$40	$26
Interest rate contracts long-term	2	14	49	16
Total Derivatives Designated as Cash Flow Hedges	2	14	89	42
Derivatives Not Designated as Cash Flow Hedges:
Interest rate contracts current	—	—	5	3
Interest rate contracts long-term	—	6	20	—
Commodity contracts current	—	1	3	2
Total Derivatives Not Designated as Cash Flow Hedges	—	7	28	5
Total Derivatives	$2	$21	$117	$47
The Company has elected to present derivative assets and liabilities on the balance sheet on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As of December 31, 2014, there was no outstanding collateral paid or received. The following table summarizes the offsetting of derivatives by counterparty master agreement level:

	Gross Amounts Not Offset in the Statement of Financial Position
As of December 31, 2014	Gross Amounts of Recognized Assets/Liabilities	Derivative Instruments	Net Amount
Commodity contracts:	(In millions)
Derivative assets	$—	$—	$—
Derivative liabilities	(3)	—	(3)
Total commodity contracts	(3)	—	(3)
Interest rate contracts:
Derivative assets	2	(2)	—
Derivative liabilities	(114)	2	(112)
Total interest rate contracts	(112)	—	(112)
Total derivative instruments	$(115)	$—	$(115)

	Gross Amounts Not Offset in the Statement of Financial Position
As of December 31, 2013	Gross Amounts of Recognized Assets/Liabilities	Derivative Instruments	Net Amount
Commodity contracts:	(In millions)
Derivative assets	$1	$—	$1
Derivative liabilities	(2)	—	(2)
Total commodity contracts	(1)	—	(1)
Interest rate contracts:
Derivative assets	20	(12)	8
Derivative liabilities	(45)	12	(33)
Total interest rate contracts	(25)	—	(25)
Total derivative instruments	$(26)	$—	$(26)

Accumulated Other Comprehensive Loss
The following table summarizes the effects on the Company’s accumulated other comprehensive loss, or OCL, balance attributable to interest rate swaps designated as cash flow hedge derivatives, net of tax:

	Year ended December 31,
	2014	2013	2012
	(In millions)
Accumulated OCL beginning balance	$—	$(48)	$(28)
Reclassified from accumulated OCL to income due to realization of previously deferred amounts	13	13	5
Mark-to-market of cash flow hedge accounting contracts	(65)	35	(25)
Accumulated OCL ending balance, net of income tax benefit of $6, $1 and $17, respectively	$(52)	$—	$(48)
Accumulated OCL attributable to NRG	(43)	—
Accumulated OCL attributable to NRG Yield, Inc.	$(9)	$—
Losses expected to be realized from OCL during the next 12 months, net of income tax of $3	$(27)
Impact of Derivative Instruments on the Statements of Operations
The Company has interest rate derivative instruments that are not designated as cash flow hedges as well as ineffectiveness on cash flow hedge derivatives. The effect of interest rate hedges is recorded to interest expense. For the years ended December 31, 2014 and 2013, the impact to the consolidated statements of operations was a loss of $22 million and a gain of $13 million, respectively.

The Company’s derivative commodity contracts relate to its Thermal business for the purchase of fuel commodities based on the forecasted usage of the Thermal district energy centers. Realized gains and losses on these contracts are reflected in the fuel costs that are permitted to be billed to customers through the related customer contracts or tariffs and accordingly, no gains or losses are reflected in the statement of operations for these contracts.
See Note 6, Fair Value of Financial Instruments, for discussion regarding concentration of credit risk.

Note 8 — Intangible Assets
Intangible Assets — The Company's intangible assets as of December 31, 2014, and 2013 primarily reflect intangible assets established from its business acquisitions and are comprised of the following:

•
Emission Allowances — These intangibles primarily consist of SO2 and NOx emission allowances established with the El Segundo and Walnut Creek acquisitions. These emission allowances are held-for-use and are amortized to cost of operations, with NOx allowances amortized on a straight-line basis and SO2 allowances amortized based on units of production.

•
Development rights — Arising primarily from the acquisition of solar businesses in 2010 and 2011, these intangibles are amortized to depreciation and amortization expense on a straight-line basis over the estimated life of the related project portfolio.

•
Customer contracts — Established with the acquisition of Northwind Phoenix, these intangibles represent the fair value at the acquisition date of contracts that primarily provide chilled water, steam and electricity to its customers. These contracts are amortized to revenues based on expected volumes.

•
Customer relationships — Established with the acquisition of Northwind Phoenix and Energy Systems, these intangibles represent the fair value at the acquisition date of the businesses' customer base. The customer relationships are amortized to depreciation and amortization expense based on the expected discounted future net cash flows by year.

•
PPAs — Established predominantly with the acquisitions of the Alta Wind Portfolio, Walnut Creek, Tapestry and Laredo Ridge, these represent the fair value of the PPAs acquired. These will be amortized, generally on a straight-line basis, over the term of the PPA.

•
Leasehold Rights — Established with the acquisition of the Alta Wind Portfolio, this represents the fair value of contractual rights to receive royalty payments equal to a percentage of PPA revenue from certain projects. These will be amortized on a straight-line basis.

•	Other — Consists of the acquisition date fair value of the contractual rights to a ground lease for South Trent and to utilize certain interconnection facilities for Blythe.
The following tables summarize the components of intangible assets subject to amortization:

Year ended December 31, 2014	Emission Allowances	Development Rights	Customer Contracts	Customer Relationships	PPAs	Leasehold Rights	Other	Total
		(In millions)
January 1, 2014	$8	$4	$15	$66	$14	$—	$3	$110
Acquisition of Alta Wind Portfolio	—	—	—	—	1,091	86	—	1,177
Transfer of EME-NYLD-Eligible Assets	7	—	—	—	160	—	—	167
Other	1	—	—	—	4	—	—	5
December 31, 2014	16	4	15	66	1,269	86	3	1,459
Less accumulated amortization	—	(1)	(5)	(2)	(26)	(2)	—	(36)
Net carrying amount	$16	$3	$10	$64	$1,243	$84	$3	$1,423

Year ended December 31, 2013	Emission Allowances	Development Rights	Customer Contracts	Customer Relationships	PPAs	Leasehold Rights	Other	Total
	(In millions)
January 1, 2013	$8	$4	$15	$7	$4	$—	$3	$41
Business acquisition/transfer	—	—	—	59	10	—	—	69
December 31, 2013	8	4	15	66	14	—	3	110
Less accumulated amortization	—	(1)	(4)	(1)	(1)	—	—	(7)
Net carrying amount	$8	$3	$11	$65	$13	$—	$3	$103

The Company recorded amortization of $29 million, $4 million and $1 million during the years ended December 31, 2014, 2013 and 2012. Of these amounts, $28 million for the year ended December 31, 2014 was recorded as contra-revenue reflecting the amortization of the fair value of the acquired intangible assets. The following table presents estimated amortization of the Company's intangible assets for each of the next five years:

Year Ended December 31,	Total
(In millions)
2015	$58
2016	71
2017	71
2018	71
2019	72
The weighted average amortization period related to the intangibles acquired in the year ended December 31, 2014 was 22 years for power purchase agreements and 21 years for leasehold rights.
Out-of-market contracts — The out-of-market contract liability represents the out-of-market value of the PPA for the Blythe solar project and the out-of-market value of the land lease for Alta Wind XI Holding Company, LLC, as of their respective acquisition dates. The Blythe solar project's liability of $5 million is recorded to other non-current liabilities and is amortized to revenue on a units-of-production basis over the twenty-year term of the agreement. The Alta Wind XI Holding Company, LLC's liability of $5 million is recorded to other non-current liabilities and is amortized to cost of operations on a straight-line basis over the term of the land lease. At December 31, 2014, accumulated amortization of out-of-market contracts was $2 million and amortization expense was less than $1 million for the year ended December 31, 2014.

Note 9 — Long-term Debt
The Company's borrowings, including short term and long term portions consisted of the following:

	December 31, 2014	December 31, 2013	Interest rate % (a)
	(In millions, except rates)
Convertible Notes, due 2019 (b)	$326	—	3.50
Senior Notes, due 2024	500	—	5.375
Project-level debt:
Alta Wind I, lease financing arrangement, due 2034	261	—	7.015
Alta Wind II, lease financing arrangement, due 2034	205	—	5.696
Alta Wind III, lease financing arrangement, due 2034	212	—	6.067
Alta Wind IV, lease financing arrangement, due 2034	138	—	5.938
Alta Wind V, lease financing arrangement, due 2035	220	—	6.071
Alta Wind X, due 2021	300	—	L+2.00
Alta Wind XI, due 2021	191	—	L+2.00
Alta Realty Investments, due 2031	34	—	7.00
Alta Wind Asset Management, due 2031	20	—	L+2.375
NRG West Holdings LLC, due 2023	506	512	L+2.25 - L+2.875; L+2.25 - L+2.75
NRG Marsh Landing LLC, due 2017 and 2023	464	473	L+ 1.75 - L+1.875; L+2.75 - L+3.00
Walnut Creek Energy LLC, due 2023	391	—	L+1.625
Tapestry Wind LLC, due 2021	192	—	L+1.625
NRG Solar Alpine LLC, due 2014 and 2022	163	221	L+1.75 - L+2.50; L+2.25 - L+2.50
NRG Energy Center Minneapolis LLC, due 2017 and 2025	121	127	5.95 -7.31
Laredo Ridge LLC, due 2026	108	—	L+1.875
NRG Solar Borrego LLC, due 2024 and 2038	75	78	L+ 2.50/5.65
South Trent Wind LLC, due 2020	65	69	L+2.75;L+2.625
NRG Solar Avra Valley LLC, due 2031	63	63	L+1.75; L+2.25
TA High Desert LLC, due 2023 and 2033	55	80	L+2.50/5.15
WCEP Holdings LLC, due 2023	46	—	L+3.00
NRG Roadrunner LLC, due 2031	42	44	L+2.01
NRG Solar Kansas South LLC, due 2031	35	58	L+2.00;L+2.625
NRG Solar Blythe LLC, due 2028	22	24	L+2.75
PFMG and related subsidiaries financing agreement, due 2030	31	32	6.00
NRG Energy Center Princeton LLC, due 2017	1	2	5.95
Subtotal project-level debt:	3,961	1,783
Total debt	4,787	1,783
Less current maturities	214	214
Total long-term debt	$4,573	$1,569

(a) As of December 31, 2014, L+ equals 3 month LIBOR plus x%, except for RE Kansas South where L+ equals 6 month LIBOR plus x%.
(b) Net of discount of $19 million as of December 31, 2014.
The financing arrangements listed above contain certain covenants, including financial covenants that the Company is required to be in compliance with during the term of the arrangement. As of December 31, 2014, the Company was in compliance with all of the required covenants.

The discussion below lists changes to or additions of long term debt for the year ended December 31, 2014.
NRG Yield, Inc. Convertible Notes
During the first quarter of 2014, the Company closed on its offering of $345 million of Convertible Notes. The Convertible Notes bear interest of 3.50% and mature in February 2019.  Interest on the Convertible Notes is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2014. The Convertible Notes are convertible, under certain circumstances, into the Company’s Class A common stock, cash or a combination thereof at an initial conversion price of $46.55 per Class A common share, which is equivalent to an initial conversion rate of approximately 21.4822 shares of Class A common stock per $1,000 principal amount of Convertible Notes. The Convertible Notes mature on February 1, 2019, unless earlier repurchased or converted in accordance with their terms. Prior to the close of business on the business day immediately preceding August 1, 2018, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Convertible Notes are guaranteed by NRG Yield Operating LLC and NRG Yield LLC.
The Convertible Notes are accounted for in accordance with ASC 470-20, Debt with Conversion and Other Options. Under ASC 470-20, issuers of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, are required to separately account for the liability (debt) and equity (conversion option) components. The application of ACS 470-20 resulted in the recognition of $23 million as the value for the equity component with the offset to debt discount. The debt discount is amortized to interest expense using the effective interest method through February 2019.
As of December 31, 2014, the Convertible Notes were trading at approximately 114% of their face value, resulting in a total market value of $395 million compared to a carrying value of $326 million. The actual conversion value of the Convertible Notes is based on the product of the conversion rate and the market price of the Company's common stock, as defined in the Convertible Debt indenture. As of December 31, 2014, the Company's common stock closed at $47.14 per share, resulting in a pro forma conversion value for the Convertible Notes of approximately $349 million.
During the years ended December 31, 2014, the Company recorded the following expense in relation to the Convertible Notes at the effective rate of 5.00%:

(In millions)
Interest expense at 3.5% coupon rate	11
Debt discount amortization	4
Debt issuance costs amortization	1
$16

NRG Yield Operating LLC Senior Notes
On August 5, 2014, NRG Yield Operating LLC issued $500 million of senior unsecured notes, or the Senior Notes. The Senior Notes bear interest at 5.375% and mature in August 2024. Interest on the notes is payable semi-annually on February 15 and August 15 of each year, and commenced on February 15, 2015. The Senior Notes are senior unsecured obligations of NRG Yield Operating LLC and are guaranteed by NRG Yield LLC, and by certain of NRG Yield Operating LLC’s wholly owned current and future subsidiaries.
NRG Yield LLC and NRG Yield Operating LLC Revolving Credit Facility
In connection with the Company's initial public offering of Class A common stock in July 2013, as further described in Note 1, Nature of Business, NRG Yield LLC and NRG Yield Operating LLC entered into a senior secured revolving credit facility, or the Yield Credit Facility, which provided a revolving line of credit of $60 million. On April 25, 2014, NRG Yield LLC and NRG Yield Operating LLC amended the revolving credit facility to increase the available line of credit to $450 million and extend its maturity to April 2019. The Company's revolving credit facility can be used for cash or for the issuance of letters of credit. There was no cash drawn and $38 million of letters of credit issued in support of the obligations of the Alta Wind Portfolio under the revolving credit facility as of December 31, 2014.
On January 2, 2015, the Company borrowed $210 million under the Yield Credit Facility to fund the acquisition of Walnut Creek, Laredo Ridge and the Tapestry projects. On February 2, 2015 the Company made an optional repayment of $15 million of principal and interest.

Project - level Debt
NRG West Holdings Credit Agreement
On August 23, 2011, NRG West Holdings LLC, or West Holdings, entered into a credit agreement with a group of lenders in respect to the El Segundo project, or the West Holdings Credit Agreement. The West Holdings Credit Agreement is comprised of a $540 million two tranche construction loan facility with additional facilities for the issuance of letters of credit or working capital loans and is secured by the assets of West Holdings.
The two tranche construction loan facility consists of the $480 million Tranche A Construction Facility, or the Tranche A Facility, and the $60 million Tranche B Construction Facility, or the Tranche B Facility. The Tranche A and Tranche B Facilities, which mature in August 2023, convert to a term loan and have an interest rate of 3-month LIBOR, plus an applicable margin which (i) increases by 0.125% periodically from conversion through year eight for the Tranche A Facility, and (ii) increases by (a) 0.125% upon term conversion and on the third and sixth anniversary of the term conversion and (b) by 0.250% on the eighth anniversary of the term conversion for the Tranche B Facility. The Tranche A and Tranche B Facilities amortize based upon a predetermined schedule over the term of the loan with the balance payable at maturity. The construction loan converted to a term loan on January 28, 2014.
The West Holdings Credit Agreement also provides for the issuance of letters of credit and working capital loans to support the El Segundo project's collateral needs. This includes letter of credit facilities on behalf of West Holdings of up to $90 million in support of the PPA, up to $48 million in support of the collateral agent, and a working capital facility which permits loans or the issuance of letters of credit of up to $10 million.
As of December 31, 2014, under the West Holdings Credit Agreement, West Holdings had $447 million outstanding under the Tranche A Facility, $59 million under the Tranche B Facility, issued a $33 million letter of credit in support of the PPA, a $48 million letter in support of debt service and a $1 million letter of credit under the working capital facility.
Alpine Financing
On March 16, 2012, NRG Solar Alpine LLC, or Alpine, entered into a credit agreement with a group of lenders for a $166 million construction loan that was convertible to a term loan upon completion of the project and a $68 million cash grant loan. On January 15, 2013, the credit agreement was amended reducing the cash grant loan to $63 million. On March 26, 2013, Alpine met the conditions under the credit agreement to convert the construction loan to a term loan. Immediately prior to the conversion, the Company drew an additional $164 million under the construction loan and $62 million under the cash grant loan. The term loan amortizes on a predetermined schedule with final maturity in November 2022.
In January 2014, Alpine repaid the $62 million of outstanding cash grant loan, including accrued interest and breakage fees, with the proceeds that it had received from the U.S. Treasury Department. On June 24, 2014, Alpine amended the credit agreement to increase its term loan borrowings by an additional $13 million and to reduce the related interest rate to 3 month LIBOR plus 1.75% through June 30, 2019 and 3 month LIBOR plus 2.00% through November 2022. The proceeds were utilized to make a distribution of $11 million to NRG Yield Operating LLC with the remaining $2 million utilized to fund the costs of the amendment.
Borrego Financing
On March 28, 2013, NRG Solar Borrego I LLC, or Borrego, entered into a credit agreement with a group of lenders, or the Borrego Financing Agreement, for $45 million of 5.65% fixed rate notes and a $36 million term loan. The term loan has an interest rate of 3 month LIBOR plus an applicable margin of 2.50%, which escalates 0.25% on the fourth and eighth anniversary of the closing date. The fixed rate notes mature in February 2038 and the term loan matures in December 2024. Both amortize based upon predetermined schedules. The Borrego Financing Agreement also includes a letter of credit facility on behalf of Borrego of up to $5 million. Borrego pays an availability fee of 100% of the applicable margin on issued letters of credit. As of December 31, 2014, $45 million was outstanding under the fixed rate notes, $30 million was outstanding under the term loans, and $5 million of letters of credit in support of the project were issued.
Under the terms of the Borrego Financing Agreement on March 28, 2013, Borrego was required to enter into two fixed for floating interest rate swaps that would fix the interest rate for a minimum of 75% of the outstanding notional amount. Borrego will pay its counterparty the equivalent of a 1.125% fixed interest payment on a predetermined notional value, and quarterly, Borrego will receive the equivalent of a floating interest payment based on a 3 month LIBOR calculated on the same notional value through June 30, 2020. All interest rate swap payments by Borrego and its counterparties are made quarterly and the LIBOR rate is determined in advance of each interest period. The original notional amount of the swaps, which became effective April 3, 2013, was $15 million and will amortize in proportion to the term loan.

Marsh Landing Credit Agreement Term Conversion
In May 2013, Marsh Landing met the conditions under the credit agreement to convert the construction loan for the facility to a term loan which will amortize on a predetermined basis. Prior to term conversion, Marsh Landing drew the remaining funds available under the facility in order to pay costs due for construction. Marsh Landing issued a $24 million letter of credit under the facility in support of its debt service requirements. As of December 31, 2014, $108 million was outstanding under the Tranche A loan, $356 million was outstanding under the Tranche B loans, and $22 million of letters of credit in support of the project were issued.
On July 17, 2014, Marsh Landing amended its credit agreement to increase its borrowings by $34 million and to reduce the related interest rate for the Tranche A borrowings from 3 month LIBOR plus an applicable margin of 2.75% to 3 month LIBOR plus 1.75% through December 2017; and for the Tranche B to reduce the related interest rate from 3 month LIBOR plus 3.00% to 3 month LIBOR plus 1.875% through December 2017 and to 3 month LIBOR plus 2.125% through December 2020 and to 3 month LIBOR plus 2.375% thereafter. The proceeds from the borrowings were utilized to make a distribution of $29 million to NRG Yield Operating LLC and to fund the costs of the amendment.
TA High Desert Facility
The TA High Desert Facility is comprised of $53 million of fixed rate notes due 2033 at an interest rate of 5.15%, $7 million of floating rate notes due 2023, $22 million of bridge notes due the earlier of ten days after receipt of the cash grant or May 2014, and a revolving facility of $12 million. The floating rate notes have an interest rate of 3 month LIBOR plus 2.5% with LIBOR floor of 1.5%, while the bridge notes have an interest rate of 1 month LIBOR plus 2.50%. As described in Note 4, Property, Plant and Equipment, in April 2014, TA High Desert received payment of $20 million for its cash grant and utilized the proceeds, along with an additional $2 million of cash contributed by NRG to repay the cash grant bridge loan. The revolving facility can be used for cash or for the issuance of up to $9 million in letters of credit. As of December 31, 2014, $55 million of notes were outstanding and $8 million of letters of credit were outstanding under the revolving facility.  The notes amortize on predetermined schedules and are secured by all of the assets of TA High Desert.
Kansas South Facility
The Kansas South Facility includes a $38 million term loan due 2031 and a $21 million cash grant bridge loan due ten days after receipt of the cash grant. The term loan has an interest rate of 6 month LIBOR plus an applicable margin of 2.625% and increases by 0.25% every 4 years. The cash grant bridge loan had an interest rate of 1 month LIBOR plus an applicable margin of 2.00%. The term loan amortizes on a predetermined schedule and is secured by all of the assets of RE Kansas South. As described in Note 4, Property, Plant and Equipment, in April 2014, the Company received payment of $21 million for the cash grant related to RE Kansas South and utilized the proceeds to repay the cash grant bridge loan. On September 26, 2014, RE Kansas South amended its credit agreement to change the interest rate to 6 month LIBOR plus 2.00% through September 30, 2019 and to 6 month LIBOR plus 2.250% thereafter. As of December 31, 2014, $35 million was outstanding under the term loan and $4 million of letters of credit were issued under the Kansas South Facility.
Avra Valley Credit Agreement
On July 9, 2014, Avra Valley amended its credit agreement to increase its borrowings by $3 million and to reduce the related interest rate from 3 month LIBOR plus an applicable margin of 2.25% to 3 month LIBOR plus 1.75%. The proceeds were primarily utilized to make a distribution to NRG Yield Operating LLC.

Alta Wind Financing Arrangements
As described in Note 3, Business Acquisitions, the Company acquired the Alta Wind Portfolio on August 12, 2014. In connection with the acquisition, the Company assumed the following debt arrangements:
Term Loan and Note Facilities
In June 2013, Alta Wind X entered into a credit agreement with several lenders for $337 million, which provided loans for the construction of the plant, letters of credit commitments to support certain obligations and a debt reserve loan commitment. The agreement contains a $300 million construction loan which converted to a term loan on March 31, 2014 and matures in March 2021. The term loan has an interest rate of 3 month LIBOR plus an applicable margin. The applicable margin was initially set at 2.00% for LIBOR-based loan increasing to 2.25% on the fourth anniversary of term loan conversion. The Company pays a commitment fee on the unused portion of all instruments of 0.75% quarterly in arrears on the last business day of March, June, September and December. The credit agreement also provides for a $20 million letter of credit facility to support obligations of the project, which expires on the term loan maturity date and a $17 million debt service loan commitments in the event the project is unable to meet its debt service obligations. As of December 31, 2014, $5 million of letters of credit were issued and no borrowings were made under the debt service loan commitments. In addition, a $3 million letter of credit to support a liquidity reserve requirement was issued under the Yield Credit Facility.
In June 2013, Alta Wind XI entered into a credit agreement with several lenders for $212 million, which provided loans for the construction of the plant, letters of credit commitments to support certain obligations and a debt reserve loan commitment. The agreement contains a $191 million construction loan which converted to a term loan on March 31, 2014 and matures in March 2021. The term loan has an interest rate of 3 month LIBOR plus an applicable margin. The applicable margin was initially set at 2.00% for LIBOR-based loan increasing to 2.25% on the fourth anniversary of term loan conversion. The Company pays a commitment fee on the unused portion of all instruments of 0.75% quarterly in arrears on the last business day of March, June, September and December. The credit agreement also provides for a $10 million letter of credit facility to support obligations under the PPA, which expires on the term loan maturity date and an $11 million in debt service loan commitments in the event the project is unable to meet its debt service obligations. As of December 31, 2014, no letters of credit were issued and no borrowings were made under the debt service loan commitments. In addition, a $3 million letter of credit to support a liquidity reserve requirement was issued under the Yield Credit Facility.
On May 22, 2013, AWAM entered into a credit agreement with a lender and borrowed a $20 million term loan. The proceeds from the issuance of the term loan were utilized to pay transactions costs and fund certain restricted cash accounts. AWAM has a $20 million term loan as of December 31, 2014, which has an interest rate of 3 month LIBOR plus an applicable margin of 2.375% and increases every four years to a maximum applicable margin of 2.88%. Principal and interest are payable quarterly on February 15, May 15, August 15 with a final maturity on May 15, 2031. The loan is secured by substantially all of the assets of AWAM. The term loan also has a debt service requirement, which is satisfied with a $1 million letter of credit issued under the Yield Credit Facility.
On January 31, 2011, Alta Realty entered into a $30 million note purchase agreement with a group of institutional investors with interest and principal payable quarterly on January 31, April 30, July 31, and October 31. The note has an interest rate of 7% and matures on January 31, 2031. The note purchase agreement also has a debt service requirement, which is satisfied with a $2 million letter of credit issued under the Yield Credit Facility. As of December 31, 2014, $34 million was outstanding under the note purchase agreement.
Lease financing arrangements
Alta Wind Holdings (Alta Wind II - V) and Alta I (operating entities) have finance lease obligations issued under lease transactions whereby the respective operating entities sold and leased back undivided interests in specific assets of the project. The sale and related lease transactions are accounted for as financing arrangements as the operating entities have continued involvement with the property. The terms and conditions of each facility lease are substantially similar. Each operating entity makes rental payments as stipulated in the facility lease agreements on a semiannual basis every June 30 and December 30 through the final maturity dates. In addition, the operating entities have a credit agreement with a group of lenders that provides for the issuance of letters of credit to support certain operating and debt service obligations. Certain O&M and rent reserve requirements are satisfied by letters of credit issued under the NRG Yield Operating agreement. As of December 31, 2014, $1,036 million was outstanding under the finance lease obligations, and $114 million of letters of credit issued under the credit agreement and $29 million issued under the Yield Credit Facility.

Laredo Ridge Credit Agreement
Prior to the acquisition of Laredo Ridge by NRG, Laredo Ridge LLC entered into a credit agreement with a group of lenders for a $75 million construction loan that was converted to a term loan upon completion of the project, a $53 million cash grant loan, which was repaid prior to the acquisition, and a $3 million working capital loan facility, all of which are secured by the assets of Laredo Ridge LLC. The credit agreement also included a letter of credit facility on behalf of Laredo Ridge LLC of up to $9 million, with a fee equal to the applicable margin on issued letters of credit. On December 17, 2014, Laredo Ridge LLC amended the credit agreement to increase its term loan borrowings by an additional $41 million, to reduce the working capital facility by $1 million, to increase the letter of credit facility by $1 million and to reduce the related interest rate to LIBOR plus 1.875% through December 31, 2018, LIBOR plus 2.125% from January 1, 2019 through December 31, 2023 and LIBOR plus 2.375% from January 1, 2024 through the maturity date. The fee on the working capital facility was reduced to 0.5%. In addition, the maturity date was extended to March 31, 2028. The proceeds were utilized to make a distribution of $33 million to NRG, with the remaining $8 million utilized to fund the costs of the amendment. As of December 31, 2014, $108 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $10 million of letters of credit in support of the project were issued.
Tapestry Wind Credit Agreement
Prior to the acquisition of the Tapestry projects by NRG, Tapestry Wind LLC entered into a credit agreement with a group of lenders for a $214 million term loan and an $8 million working capital loan facility. The term loan matures in December 2021 and is secured by Tapestry Wind LLC's interest in the Buffalo Bear, Taloga, and Pinnacle projects. The term loan amortizes based upon a predetermined schedule. The working capital facility is available to fund the operating needs of Tapestry Wind LLC with a commitment fee of 0.75%. The credit agreement also includes a letter of credit facility on behalf of Tapestry Wind LLC of up to $20 million, with a fee equal to the applicable margin on issued letters of credit.
On November 12, 2014, Tapestry Wind LLC amended the credit agreement to reduce the related interest rate to LIBOR plus 1.625% through December 20, 2018 and LIBOR plus 1.750% from December 21, 2018 through the maturity date. As of December 31, 2014, $192 million was outstanding under the term loan, nothing was outstanding under the working capital facility and $20 million of letters of credit in support of the project were issued.
Walnut Creek Credit Agreement
Prior to the acquisition of Walnut Creek by NRG, Walnut Creek Energy LLC entered into a credit agreement, or the Walnut Creek Agreement, with a group of lenders for a $442 million construction loan that was converted to a term loan upon completion of the project, and a $5 million working capital loan facility, which are secured by the assets of Walnut Creek Energy LLC. The term loan amortizes based upon a predetermined schedule and matures in May 2023. The working capital facility is available to fund the operating needs of Walnut Creek Energy LLC, with a commitment fee of 0.625%. The Walnut Creek Agreement also includes a letter of credit facility of up to $117 million, with a fee equal to the applicable margin on issued letters of credit. As of December 31, 2014, $391 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $41 million of letters of credit were issued.

On October 21, 2014, the Walnut Creek Agreement was amended to increase its term loan borrowings by an additional $10 million, and to reduce the related interest rate to LIBOR plus 1.625% through September 30, 2018, LIBOR plus 1.750% from October 1, 2018 through September 30, 2022, and LIBOR plus 1.875% from October 1, 2022, through the maturity date. The fee on the working capital facility was reduced to 0.5%. The proceeds were utilized to make a distribution of $6 million to WCEP Holdings LLC with the remaining $4 million utilized to fund the costs of the amendment. In addition, Walnut Creek entered into an additional interest rate swap to maintain the minimum of 90% of the outstanding notional amount being swapped to a fixed interest rate. Walnut Creek Energy LLC pays its counterparty the equivalent of a 4.0025% fixed interest payment on a predetermined notional value, and quarterly, Walnut Creek Energy LLC receives the equivalent of a floating interest payment based on a three-month LIBOR calculated on the same notional value through July 31, 2020. All interest rate swap payments are made quarterly and the LIBOR is determined in advance of each interest period.
WCEP Holdings LLC
Prior to the acquisition of Walnut Creek by NRG, WCEP Holdings LLC, the holding company of Walnut Creek Energy LLC, entered into a credit agreement with a group of lenders for a $53 million construction loan that was converted to a term loan upon completion of the Walnut Creek project. The term loan has an interest rate of LIBOR plus an applicable margin of 4.00%, amortizes based upon a predetermined schedule, matures in May 2023 and is secured by WCEP Holdings LLC's interest in the Walnut Creek project. As of December 31, 2014, $46 million was outstanding under the term loan.

On October 21, 2014, WCEP Holdings LLC amended the credit agreement to reduce the related interest rate to LIBOR plus 3.00%. The proceeds of the distribution from Walnut Creek Energy LLC were utilized to make an optional repayment of $6 million on the term loan. In addition, WCEP Holdings LLC partially terminated its interest rate swap agreements so that at least 90% and no more than 100% of the aggregate principal amount of the loans then outstanding would be subject to interest rate agreements.
Interest Rate Swaps — Project Financings
Many of the Company's project subsidiaries entered into interest rate swaps, intended to hedge the risks associated with interest rates on non-recourse project level debt. These swaps amortize in proportion to their respective loans and are floating for fixed where the project subsidiary pays its counterparty the equivalent of a fixed interest payment on a predetermined notional value and will receive quarterly the equivalent of a floating interest payment based on the same notional value. All interest rate swap payments by the project subsidiary and its counterparty are made quarterly and the LIBOR is determined in advance of each interest period. In connection with the acquisition of the Alta Wind Portfolio, as described in Note 3, Business Acquisitions, the Company acquired thirty-one additional interest rate swaps.

The following table summarizes the swaps, some of which are forward starting as indicated, related to the Company's project level debt as of December 31, 2014.

	% of Principal	Fixed Interest Rate	Floating Interest Rate	Notional Amount at December 31, 2014 (In millions)	Effective Date	Maturity Date
NRG Marsh Landing LLC	75%	3.244%	3-Month LIBOR	$431	June 28, 2013	June 30, 2023
NRG West Holdings LLC	75%	2.417%	3-Month LIBOR	384	November 30, 2011	August 31, 2023
South Trent Wind LLC	75%	3.265%	3-Month LIBOR	48	June 15, 2010	June 14, 2020
South Trent Wind LLC	75%	4.95%	3-Month LIBOR	21	June 30, 2020	June 14, 2028
NRG Solar Roadrunner LLC	75%	4.313%	3-Month LIBOR	31	September 30, 2011	December 31, 2029
NRG Solar Blythe LLC	75%	3.563%	3-Month LIBOR	17	June 25, 2010	June 25, 2028
NRG Solar Avra Valley LLC	85%	2.333%	3-Month LIBOR	54	November 30, 2012	November 30, 2030
NRG Solar Alpine LLC	85%	2.744%	3-Month LIBOR	129	various	December 31, 2029
NRG Solar Alpine LLC	85%	2.421%	3-Month LIBOR	10	June 24, 2014	June 30, 2025
Kansas South LLC	75%	2.368%	3-Month LIBOR	26	June 28, 2013	December 31, 2030
NRG Solar Borrego LLC	75%	1.125%	3-Month LIBOR	11	April 3, 2013	June 30, 2020
Alta X	100%	various	3-Month LIBOR	174	December 31, 2013	December 31, 2015
Alta X	100%	various	3-Month LIBOR	126	December 31, 2013	December 31, 2025
Alta X	100%	various	3-Month LIBOR	162	December 31, 2015	December 31, 2020
Alta X	100%	various	3-Month LIBOR	103	December 31, 2020	December 31, 2025
Alta XI	100%	various	3-Month LIBOR	138	December 31, 2013	December 31, 2015
Alta XI	100%	various	3-Month LIBOR	54	December 31, 2013	December 31, 2025
Alta XI	100%	various	3-Month LIBOR	103	December 31, 2015	December 31, 2020
Alta XI	100%	various	3-Month LIBOR	65	December 31, 2020	December 31, 2025
AWAM	100%	2.47%	3-Month LIBOR	20	May 22, 2013	May 15, 2031
Laredo Ridge	90%	2.31%	3-Month LIBOR	86	March 31, 2011	March 31, 2026
Tapestry	90%	2.21%	3-Month LIBOR	172	December 30, 2011	December 21, 2021
Tapestry	50%	3.57%	3-Month LIBOR	60	December 21, 2021	December 21, 2029
Walnut Creek Energy	90%	various	3-Month LIBOR	345	June 28, 2013	May 31, 2023
WCEP Holdings	90%	4.003%	3-Month LIBOR	47	June 28, 2013	May 31, 2023
Total				$2,817

Annual Maturities
Annual payments based on the maturities of the Company's debt, for the years ending after December 31, 2014, are as follows:

(In millions)
2015	$214
2016	246
2017	259
2018	264
2019	625
Thereafter	3,198
Total	$4,806
Note 10 — Earnings Per Share
Basic and diluted earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding. Shares issued during the year are weighted for the portion of the year that they were outstanding.
The reconciliation of the Company's basic and diluted earnings per share is shown in the following table, after giving effect to the stock split as described in Note 1, Nature of Business:

	Class A Common Stock		Class C Common Stock
	Year ended December 31, 2014	Period from July 23, 2013 to December 31, 2013	Year ended December 31, 2014	Period from July 23, 2013 to December 31, 2013
(In millions, except per share data)
Basic and diluted earnings per share attributable to NRG Yield, Inc. common stockholders
Net income attributable to NRG Yield, Inc.	$8	$7	$8	$7
Weighted average number of common shares outstanding	28	23	28	23
Earnings per weighted average common share — basic and diluted	$0.30	$0.29	$0.30	$0.29
There were a total of six million anti-dilutive outstanding equity instruments related to the Convertible Notes for the year ended December 31, 2014 with respect to the calculation of diluted earnings per share for the Company's Class A common stock and a total of six million anti-dilutive outstanding equity instruments related to the Convertible Notes for the year ended December 31, 2014 with respect to the calculation of diluted earnings per share for the Company's Class C common stock.
Note 11 — Stockholders' Equity
On July 22, 2013, in connection with its initial public offering, the Company authorized 500,000,000 shares of Class A common stock, par value $0.01 per share, of which 22,511,250 were issued to the public in connection with the initial public offering and became outstanding. In return for the issuance of these shares, the Company received $468 million, net of underwriting discounts and commissions of $27 million. In addition, in connection with the initial public offering, the Company authorized 500,000,000 shares of Class B common stock, par value $0.01 per share, of which 42,738,750 were issued to NRG concurrently with the initial public offering and became outstanding. The Company utilized $395 million of the proceeds from the issuance of the Class A common stock to acquire a controlling interest in NRG Yield LLC from NRG. Each share of both of the Class A common stock and Class B common stock entitles the holder to one vote on all matters. Class A common stockholders hold 100% of the economic interest and a 34.5% voting interest in the Company. Class B common stockholders held a 65.5% voting interest in NRG, Yield, Inc. prior to the secondary offering
On July 29, 2014, the Company issued 12,075,000 shares of Class A common stock for net proceeds, after underwriting discount and expenses, of $630 million. The Company utilized the proceeds of the offering to acquire 12,075,000 additional Class A units of NRG Yield LLC and, as a result, as of December 31, 2014, the Company owns 44.7% of NRG Yield LLC, and consolidates the results of NRG Yield LLC through its controlling interest, with NRG's 55.3% interest shown as noncontrolling interest in the financial statements.

Recapitalization
On May 5, 2015, the Company's stockholders approved amendments to the Company's certificate of incorporation that resulted in the creation of two new classes of capital stock, Class C common stock and Class D common stock. The recapitalization became effective on May 14, 2015, with the split of each outstanding share of Class A common stock into one share of Class A common stock and one share of Class C common stock, and the split of each outstanding share of Class B common stock into one share of Class B common stock and one share of Class D common stock.
The Class C common stock and Class D common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock and Class B common stock, respectively, as to all matters, except that each share of Class C common stock and Class D common stock is entitled to 1/100th of a vote on all stockholder matters. The par value per share of the Company’s Class A common stock and Class B common stock remains unchanged at $0.01 per share after the effect of the stock split described above. Accordingly, the stock split is accounted for as a stock dividend. The Company recorded a transfer between retained earnings and common stock equal to the par value of each share of Class C common stock and Class D common stock that is issued. The Company also gave retrospective effect to prior period share and per share amounts in the audited historical consolidated financial statements for the effect of the stock dividend, such that all periods are comparable.
Dividends to Class A and Class C common stockholders
The following table lists the dividends paid on the Company's Class A common stock during the year ended December 31, 2014:

	Fourth Quarter 2014	Third Quarter 2014	Second Quarter 2014	First Quarter 2014
Dividends per share	$0.375	$0.365	$0.35	$0.33
On February 17, 2015, the Company declared a quarterly dividend on its Class A common stock of $0.39 per share payable on March 16, 2015, to stockholders of record as of March 2, 2015.
On May 20, 2015, the Company declared a quarterly dividend on its Class A common stock and Class C common stock of $0.20 per share payable on June 15, 2015, to holders of Class A common stock and Class C common stock of record as of June 1, 2015.
Dividends on the Class A common stock and Class C common stock are subject to available capital, market conditions, and compliance with associated laws, regulations and other contractual obligations.
The Company also authorized 10,000,000 shares of preferred stock, par value $0.01 per share. None of the shares of preferred stock have been issued.
Distributions to NRG
The following table lists the distributions paid to NRG during the year ended December 31, 2014:

	Fourth Quarter 2014	Third Quarter 2014	Second Quarter 2014	First Quarter 2014
Distributions per unit	$0.375	$0.365	$0.35	$0.33
The portion of the distributions paid by NRG Yield LLC to NRG was recorded as a reduction to the Company's noncontrolling interest balance. The portion of the distributions paid by NRG Yield LLC to the Company was utilized to fund the dividends to the Class A common stockholders described above.
On February 17, 2015, the Company declared a quarterly distribution on its Class B units of $0.39 per unit payable on March 16, 2015.
On June 30, 2014, the Company acquired the TA High Desert, RE Kansas South, and El Segundo projects, as discussed in Note 3, Business Acquisitions. The difference between the cash paid and historical value of the entities' equity of $113 million was recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. In addition, as the TA High Desert, RE Kansas South and El Segundo projects were owned by NRG until June 30, 2014, the pre-acquisition earnings of such projects are recorded as attributable to NRG's noncontrolling interest. Prior to the date of acquisition, El Segundo made a distribution to NRG of $23 million. Additionally, NRG Repowering Holding LLC (a wholly owned subsidiary of NRG) paid a contribution of $2 million to TA High Desert.

On January 2, 2015, the Company acquired Laredo Ridge, Walnut Creek, and Tapestry projects, as discussed in Note 3, Business Acquisitions. The difference between the cash paid and historical value of the entities' equity of $61 million, as well as $23 million of AOCL, was recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. In addition, as Laredo Ridge, Walnut Creek and Tapestry projects were owned by NRG until January 2, 2015, the pre-acquisition earnings of such projects are recorded as attributable to NRG's noncontrolling interest. Prior to the date of acquisition, Laredo Ridge, Walnut Creek and Tapestry projects made distributions to NRG, net of contributions, of $41 million.

Note 12 — Segment Reporting
The Company’s segment structure reflects how management currently makes financial decisions and allocates resources. Its businesses are primarily segregated based on conventional power generation, renewable businesses which consist of solar and wind, and the thermal and chilled water business. The Corporate segment reflects the Company's corporate costs.
The Company generated more than 10% of its revenues from the following customers for the years ended December 31, 2014, and 2013. For the year ended December 31, 2012, there were no customers from whom the Company derived more than 10% of consolidated revenue.

	2014		2013
Customer	Conventional (%)	Renewables (%)	Conventional (%)	Renewables (%)
Southern California Edison	28%	9%	15%	4%
Pacific Gas and Electric	18%	4%	22%	7%

	Year ended December 31, 2014
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$317	$177	$195	$—	$689
Cost of operations	55	45	139	—	239
Depreciation and amortization	82	66	18	—	166
General and administrative — affiliate	—	—	—	8	8
Acquisition-related transaction and integration costs	—	—	—	4	4
Operating income (loss)	180	66	38	(12)	272
Equity in earnings of unconsolidated affiliates	14	13	—	—	27
Other income, net	—	2	—	1	3
Interest expense	(53)	(96)	(7)	(30)	(186)
Income (loss) before income taxes	141	(15)	31	(41)	116
Income tax expense	—	—	—	4	4
Net Income (Loss)	$141	$(15)	$31	$(45)	$112
Balance Sheet
Equity investment in affiliates	$114	$113	$—	$—	$227
Capital expenditures(a)	6	(1)	7	—	12
Total Assets	$2,194	$3,856	$437	$478	$6,965
(a) Includes accruals. Capital expenditures for Renewables include a sales tax refund received by Alpine in the first quarter of 2014.

	Year ended December 31, 2013
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$138	$89	$152	$—	$379
Cost of operations	23	11	110	—	144
Depreciation and amortization	20	26	15	—	61
General and administrative — affiliate	—	—	—	7	7
Operating income (loss)	95	52	27	(7)	167
Equity in earnings of unconsolidated affiliates	16	6	—	—	22
Other income, net	1	2	—	—	3
Interest expense	(25)	(20)	(7)	—	(52)
Income (loss) before income taxes	87	40	20	(7)	140
Income tax expense	—	—	—	8	8
Net Income (Loss)	$87	$40	$20	$(15)	$132
Balance Sheet
Equity investments in affiliates	$118	$109	$—	$—	$227
Capital expenditures (a)	168	30	15	—	213
Total Assets	$1,584	$1,046	$436	$172	$3,238
(a) Includes accruals.

	Year ended December 31, 2012
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$—	$33	$142	$—	$175
Cost of operations	2	9	103	—	114
Depreciation and amortization	—	10	15	—	25
General and administrative — affiliate	—	—	—	7	7
Operating income (loss)	(2)	14	24	(7)	29
Equity in earnings of unconsolidated affiliates	15	4	—	—	19
Other income, net	1	1	—	—	2
Interest expense	—	(20)	(8)	—	(28)
Income (loss) before income taxes	14	(1)	16	(7)	22
Income tax expense	—	—	—	10	10
Net Income (Loss)	$14	$(1)	$16	$(17)	$12

Note 13 — Income Taxes
Effective Tax Rate
The income tax provision from continuing operations consisted of the following amounts:

	Year Ended December 31,
	2014	2013	2012
	(In millions, except percentages)
Current
U.S. Federal	$—	$—	$7
Total — current	—	—	7
Deferred
U.S. Federal	2	14	1
State	2	(6)	2
Total — deferred	4	8	3
Total income tax expense	$4	$8	$10
Effective tax rate	3.4%	5.7%	45.7%
A reconciliation of the U.S. federal statutory rate of 35% to the Company's effective rate is as follows:

	Year Ended December 31,
	2014	2013 (a)	2012 (b)
	(In millions, except percentages)
Income Before Income Taxes	116	140	22
Tax at 35%	41	49	8
State taxes, net of federal benefit	1	(6)	2
Impact of non-taxable equity earnings	(33)	(35)	—
Production tax credits	(6)	—	—
Change in state effective tax rate	1	—	—
Income tax expense	$4	$8	$10
Effective income tax rate	3.4%	5.7%	45.7%
(a) - Represents 34.5% ownership for the period July 22, 2013 through December 31, 2013
(b) - Represents pro forma tax provision for NRG Yield LLC
For the year ended December 31, 2014, the overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its 55.3% interest in NRG Yield LLC and production tax credits generated from certain Alta Wind Portfolio facilities.
For the year ended December 31, 2013, the overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its 65.5% interest in NRG Yield LLC.

On July 22, 2013, the Company acquired a controlling interest in NRG Yield LLC and its subsidiary NRG Yield Operating LLC. On July 29, 2014, the Company issued additional shares of Class A common stock, and as a result, it currently owns 44.7% of NRG Yield LLC and consolidates the results due to its controlling interest. The Company records NRG's 55.3% ownership as noncontrolling interest in the financial statements. For tax purposes, NRG Yield LLC is treated as a partnership; therefore, the Company and NRG each record their respective share of taxable income or loss.
The temporary differences, which gave rise to the Company's deferred tax assets, consisted of the following:

	As of December 31,
	2014	2013
	(In millions)
Deferred tax assets:
Investment in projects	$47	$81
Production tax credits carryforwards	6	—
U.S. Federal net operating loss carryforwards	74	61
State net operating loss carryforwards	7	4
Total deferred tax assets	134	146
Net deferred tax asset	$134	$146
The following table summarizes the Company's net deferred tax position:

	As of December 31,
	2014	2013
	(In millions)
Net deferred tax asset — current	$16	$—
Net deferred tax asset — noncurrent	118	146
Net deferred tax asset	$134	$146
Tax Receivable and Payable
As of December 31, 2014, the Company had a domestic tax receivable of $6 million which related to federal cash grants for Borrego project. This amount is fully reserved pending further discussions with the US Treasury Department.
Deferred Tax Assets and Valuation Allowance
Net deferred tax balance — As of December 31, 2014, and 2013, NRG recorded a net deferred tax asset of $134 million and $146 million, respectively. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income which includes the future reversal of existing taxable temporary differences to realize deferred tax assets. In arriving at this conclusion to utilize projections of future profit before tax in its estimate of future taxable income, the Company considered the profit before tax generated in recent years.
NOL carryforwards — At December 31, 2014, the Company had domestic NOLs consisting of carryforwards for federal income tax purposes of $74 million and cumulative state NOLs of $7 million tax-effected.
Uncertain Tax Positions
The Company had no identified uncertain tax positions that require evaluation as of December 31, 2014.

Note 14 — Related Party Transactions
Management Services Agreement by and between NRG and the Company
Since the Company has no employees, NRG provides the Company with various operation, management, and administrative services, which include human resources, accounting, tax, legal, information systems, treasury, and risk management, as set forth in the Management Services Agreement. As of December 31, 2014, the base management fee was approximately $6 million per year, subject to an inflation-based adjustment annually, at an inflation factor based on the year-over-year U.S. consumer price index. The fee is also subject to adjustments following the consummation of future acquisitions and as a result of a change in the scope of services provided under the Management Services Agreement. During the year ended December 31, 2014, the fee was increased by approximately $2 million per year in connection with the acquisition of the Acquired ROFO Assets and Alta Wind Portfolio. Costs incurred under this agreement were approximately $8 million for the year ended December 31, 2014 and $3 million for the period beginning July 23, 2013 and ending December 31, 2013. These costs included certain direct expenses incurred by NRG on behalf of the Company in addition to the base management fee, $5 million of which was unpaid as of December 31, 2014 and bears no interest. The balance was classified as a liability under accounts payable — affiliate in the Company's consolidated balance sheets as of December 31, 2014, and repaid in February 2015.
Operation and Maintenance Services (O&M) Agreements by and between NRG and Thermal Entities
On October 1, 2014, NRG entered into Plant O&M Services Agreements with certain wholly-owned subsidiaries of the Company. NRG provides necessary and appropriate services to operate and maintain the subsidiaries' plant operations, businesses and thermal facilities. NRG is to be reimbursed for the provided services, as well as for all reasonable and related expenses and expenditures, and payments to third parties for services and materials rendered to or on behalf of the parties to the agreements. NRG is not entitled to any management fee or mark-up under the agreements. Prior to October 1, 2014, NRG provided same services to Thermal entities on an informal basis. For the years ended December 31, 2014 and 2013, total fees incurred under the agreements were $27 million and $24 million, respectively. There was a balance of $22 million due to NRG in accounts payable — affiliate as of December 31, 2014.
O&M Services Agreements by and between NRG and GenConn
GenConn incurs fees under two O&M agreements with wholly-owned subsidiaries of NRG. The fees incurred under the agreements were $6 million, $5 million and $5 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Power Sales and Services Agreement by and between NRG and NRG Energy Center Dover LLC
NRG Energy Center Dover LLC, or NRG Dover, a subsidiary of the Company is party to a Power Sales and Services Agreement with NRG Power Marketing LLC, or NRG Power Marketing, a wholly-owned subsidiary of NRG. The agreement is automatically renewed on a month-to-month basis unless terminated by either party upon at least 30 day written notice. Under the agreement, NRG Power Marketing has the exclusive right to (i) manage, market and sell power, (ii) procure fuel and fuel transportation for operation of the Dover generating facility, to include for purposes other than generating power, (iii) procure transmission services required for the sale of power, and (iv) procure and market emissions credits for operation of the Dover generating facility.
In addition, NRG Power Marketing has the exclusive right and obligation to direct the output from the generating facility, in accordance with and to meet the terms of any power sales contracts executed against the power generation of the Dover facility. Under the agreement, NRG Power Marketing pays NRG Dover gross receipts generated through sales, less costs incurred by NRG Power Marketing related to providing such services as transmission and delivery costs, as well as fuel costs. During 2011, the existing coal purchase contract expired and NRG Power Marketing entered into a new contract, which expired in December 2012, to purchase coal for the Dover Facility. For the year ended December 31, 2012, NRG Dover purchased approximately $2 million under this agreement. In July 2013, the originally coal-fueled plant was converted to a natural gas facility. For the years ended December 31, 2014, and 2013, NRG Dover purchased approximately $10 million and $5 million, respectively, of natural gas from NRG Power Marketing.

O&M Services Agreements by and between El Segundo and NRG El Segundo Operations
El Segundo incurs fees under an O&M agreement with NRG El Segundo Operations, Inc., a wholly-owned subsidiary of NRG. Under the O&M agreement, NRG El Segundo Operations, Inc. manages, operates and maintains the El Segundo facility for an initial term of ten years following the commercial operations date. For the years ended December 31, 2014, 2013, and 2012, the costs incurred under the agreement were approximately $4 million, $5 million, and $1 million, respectively. For the years ended December 31, 2013 and 2012, $2 million and $1 million of the costs incurred were capitalized and recorded to property, plant and equipment in the Company's consolidated balance sheets.

Ground Lease and Easement Agreement by and between El Segundo and El Segundo Power, LLC
El Segundo incurred lease expense under a ground lease and easement agreement with El Segundo Power, LLC, a wholly-owned subsidiary of NRG, for a parcel of real property in the city of El Segundo, California. The nonexclusive easements are for the support infrastructure for the project. The initial term of the agreement was over the construction of the project through the twentieth anniversary of the commercial operations date. For the years ended December 31, 2014, 2013, and 2012, the Company incurred costs of approximately $1 million for each year. The costs are included in cost of operations in the Company's consolidated statements of operations.
Construction Management Services Agreement by and between El Segundo and NRG Construction Services LLC
El Segundo incurred fees under a construction management services agreement with NRG Construction Services LLC, a wholly-owned subsidiary of NRG, to act as construction manager of the project to manage the design, engineering, procurement and construction, commissioning, testing initial start-up and closeout of construction activities for the facility. For the years ended December 31, 2013 and 2012, total costs incurred were $4 million and $4 million, respectively. The costs were capitalized and recorded to property, plant and equipment in the Company's consolidated balance sheets. El Segundo achieved commercial operations in August 2013.
Energy Marketing Services Agreement with NRG Power Marketing LLC
El Segundo was a party to an energy marketing services agreement with NRG Power Marketing LLC, a wholly-owned subsidiary of NRG, to procure fuel and market capacity, energy and ancillary output of the facility prior to the start of the PPA with Southern California Edison. The agreement began in April 2013 and ended at the commercial operations date in August 2013. For the years ended December 31, 2014 and 2013, the Company recorded approximately $1 million and $12 million, respectively, in costs related to this agreement of which $9 million was recorded to property, plant and equipment in 2013, with remaining amount recorded to cost of operations in the Company's statement of operations.
Administrative Services Agreement by and between Marsh Landing and GenOn Energy Services, LLC
Marsh Landing is a party to an administrative services agreement with GenOn Energy Services, LLC, a wholly owned subsidiary of NRG, which provides with processing and paying invoices services on behalf of Marsh Landing. Marsh Landing reimburses GenOn Energy Services, LLC for the amounts paid by it. The Company reimbursed costs under this agreement of approximately $13 million, $36 million, and $2 million for the years ended December 31, 2014, 2013 and 2012, respectively. For the years ended December 31, 2014, 2013 and 2012, $2 million, $29 million and $2 million, respectively, were capitalized. There was a balance of $4 million and $2 million due to GenOn Energy Services, LLC in accounts payable - affiliate as of December 31, 2014 and 2013, respectively.

Accounts Payable to NRG Renew LLC
During the third quarter of 2013, NRG Renew LLC (formerly known as NRG Solar LLC), a wholly-owned subsidiary of NRG, made 100% of the required capital contributions to CVSR, including the Company's 48.95% portion, of which $14 million was outstanding as of December 31, 2013. This balance was repaid to NRG Renew LLC during the quarter ended March 31, 2014.
Accounts Payable to NRG Repowering Holdings LLC
During 2013, NRG Repowering Holdings, LLC, a wholly-owned subsidiary of NRG, made payments to BA Leasing BSC, LLC, or BA Leasing, of $18 million, which were expected to be repaid with the proceeds of the cash grant received by BA leasing with respect to the PFMG DG Solar Projects, in connection with a sale-leaseback arrangement between the PFMG DG Solar Projects and BA Leasing. As of December 31, 2013, PFMG DG Solar Projects had a corresponding receivable for the reimbursement of the cash grant from BA Leasing and related payable to NRG Repowering Holdings, LLC. In the first quarter of 2014, the PFMG DG Solar Projects received $11 million from BA Leasing and reduced the remaining receivable with an offset to the deferred liability recorded in connection with the sale - leaseback arrangement. The PFMG DG Solar Projects utilized the $11 million to repay NRG Repowering Holdings LLC.

Note 15 — Commitments and Contingencies
Operating Lease Commitments
The Company leases certain facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2048. The effects of these scheduled rent increases, leasehold incentives, and rent concessions are recognized on a straight-line basis over the lease term unless another systematic and rational allocation basis is more representative of the time pattern in which the leased property is physically employed. Lease expense under operating leases was $5 million for the year ended December 31, 2014, and $2 million for each of the years ended 2013 and 2012.
Future minimum lease commitments under operating leases for the years ending after December 31, 2014, are as follows:

Period	(In millions)
2015	$12
2016	11
2017	7
2018	7
2019	7
Thereafter	133
Total	$177
Gas and Transportation Commitments
The Company has entered into contractual arrangements to procure power, fuel and associated transportation services. For the years ended December 31, 2014, 2013 and 2012, the Company purchased $55 million, $40 million, and $30 million, respectively, under such arrangements.
As of December 31, 2014, the Company's commitments under such outstanding agreements are estimated as follows:

Period	(In millions)
2015	$15
2016	4
2017	3
2018	3
2019	2
Thereafter	26
Total	$53
Contingencies

In the normal course of business, the Company is subject to various claims and litigation. Management expects that these various litigation items will not have a material adverse effect on the Company's results of operations or financial position.
Note 16 — Environmental Matters

In 2013, NRG Energy Center San Francisco LLC, a wholly owned indirect subsidiary of the Company, received a notice of violation from the San Francisco Department of Public Health alleging improper monitoring of three underground storage tanks. The tanks have not leaked. The Company settled the matter in July 2014 for $123,000.

Note 17 — Unaudited Quarterly Data
Refer to Note 2, Summary of Significant Accounting Policies and Note 3, Business Acquisitions for a description of the effect of unusual or infrequently occurring events during the quarterly periods. Summarized unaudited quarterly financial data is as follows:

	Quarter Ended
	December 31, (a)	September 30, (a)	June 30, (a)	March 31, (c)
	2014
(As recast)	(In millions, except per share data)
Operating Revenues	$192	$184	$173	$140
(As previously reported in 2014 Form 10-K)
Operating Revenues	148	161	134	140

(Change )	44	23	39	—

(As recast)
Operating Income	70	84	64	54
(As previously reported in 2014 Form 10-K)
Operating Income	46	70	51	54

Change	24	14	13	—

(As recast)
Net Income	5	40	41	26
(As previously reported in 2014 Form 10-K)
Net (Loss) Income	$(10)	$31	$34	$26

(Change)	15	9	7	—

Net Income Attributable to NRG Yield, Inc.	$—	$6	$6	$4
Weighted average number of Class A common shares outstanding - basic and diluted (b)	35	31	23	23
Earnings per Weighted Average Class A Common Share - Basic and Diluted (b)	$0.01	$0.10	$0.13	$0.09
Weighted average number of Class C common shares outstanding - basic and diluted (b)	35	31	23	23
Earnings per Weighted Average Class C Common Share - Basic and Diluted (b)	$0.01	$0.10	$0.13	$0.09

(a) The Company's unaudited quarterly financial data was recast for the effect of the EME-NYLD-Eligible Assets, from the date the entities were under common control or April 1, 2014.
(b) Adjusted to give effect to the stock split, as described in Note 1, Nature of Business.
(c) The Acquired ROFO Assets were purchased on June 30, 2014, and accordingly the Company had previously reported operating revenues of $110 million, operating income of $38 million and net income of $18 million for the three months ended March 31, 2014.

	Quarter Ended
	December 31, (c)	September 30, (a) (c)	June 30, (c)	March 31, (c)
	2013
(As recast)	(In millions, except per share data)
Operating Revenues	$118	$126	$82	$53
(As previously reported in 2013 Form 10-K)
Operating Revenues	86	95	79	53

(Change )	32	31	3	—

(As recast)
Operating Income	54	63	38	12
(As previously reported in 2013 Form 10-K)
Operating Income	33	45	38	12

(Change )	21	18	—	—

(As recast)
Net Income	37	49	35	11
(As previously reported in 2013 Form 10-K)
Net Income	$24	40	$34	$11

(Change )	13	9	1	—

Net Income Attributable to NRG Yield, Inc.	$4	$9	n/a	n/a
Weighted average number of Class A common shares outstanding - basic and diluted	23	23	n/a	n/a
Weighted average number of Class C common shares outstanding - basic and diluted	23	23	n/a	n/a
Earnings per Weighted Average Class A Common Share - Basic and Diluted (b)	$0.09	$0.20	n/a	n/a
Earnings per Weighted Average Class C Common Share - Basic and Diluted (b)	$0.09	$0.20	n/a	n/a

(a) Earnings per weighted average class A and Class C common share are calculated for the period of July 22, 2013 to September 30, 2013.
(b) Adjusted to give effect to the stock split, as described in Note 1, Nature of Business.
(c) The Company's unaudited quarterly financial data was recast for the effect of the Acquired ROFO Assets.

Schedule I
NRG Yield, Inc. (Parent)
Condensed Financial Information of Registrant
Condensed Statements of Income

	Year ended December 31,
(In millions)	2014 (a)	2013 (a)

Equity earnings in consolidated subsidiaries	$121	$86
Interest expense	(5)	—
Income Before Income Taxes	116	86
Income tax expense	4	8
Net Income	112	78
Less: Pre-acquisition net income of Drop Down Assets	48	23
Less: Net income attributable to NRG	48	42
Net Income Attributable to NRG Yield, Inc.	$16	$13

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business of the Company's consolidated financial statements.

See accompanying notes to condensed financial statements.

Schedule I
NRG Yield, Inc.
Condensed Balance Sheets

	Year ended December 31,
	2014 (a)	2013 (a)
	(In millions)
Assets
Current Assets:
Deferred income taxes	16	—
Noncurrent Assets:
Investment in consolidated subsidiaries	1,735	1,106
Note receivable - Yield Operating	337	—
Debt Issuance Costs	5	—
Deferred income taxes	118	146
Total Assets	$2,211	$1,252

Liabilities and Equity

Deferred income taxes	—	—
Long-term debt	326	—
Total Liabilities	326	—

Stockholders' Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 154,650,000 (Class A 34,586,250, Class B 42,738,750, Class C 34,586,250, Class D 42,738,750) and 130,500,540 (Class A 22,511,520, Class B 42,738,750, Class C 22,511,520, Class D 42,738,750) shares issued and outstanding at December 31, 2014 and 2013	—	—
Additional paid-in capital	1,240	621
Retained earnings	3	8
Accumulated other comprehensive loss	(9)	—
Noncontrolling interest	651	623
Total Stockholders' Equity	1,885	1,252
Total Liabilities and Stockholders' Equity	$2,211	$1,252

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business of the Company's consolidated financial statements.

See accompanying notes to condensed financial statements.

Schedule I
NRG Yield, Inc.
Condensed Statements of Cash Flows

	Years ended December 31,
	2014 (a)	2013 (a)
	(In millions)
Net Cash (Used in) Provided by Operating Activities	$(1)	$5
Cash Flows from Investing Activities
Investments in consolidated affiliates	(630)	(468)
Increase in notes receivable - affiliate	(337)	—
Net Cash Used in Investing Activities	(967)	(468)
Cash Flows from Financing Activities
Proceeds from issuance of debt	345	—
Proceeds from issuance of Class A common shares	630	468
Payment of debt issuance costs	(7)	—
Cash received from Yield LLC for the payment of dividends	41	—
Payment of dividends to Class A common shareholders	(41)	(5)
Net Cash Provided by Financing Activities	968	463
Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$—

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business of the Company's consolidated financial statements.

See accompanying notes to condensed financial statements.

Schedule I
NRG Yield, Inc. (Parent)
Notes to Condensed Financial Statements

Note 1 — Background and Basis of Presentation
Background

NRG Yield, Inc., or the Company, is a dividend growth-oriented company formed on December 20, 2012. The Company used the net proceeds from its initial public offering of Class A common stock on July 22, 2013 to acquire 100%, or 22,511,250, of the Class A units of NRG Yield LLC. In connection with the acquisition of the Class A units, the Company also became the sole managing member of NRG Yield LLC, thereby acquiring a controlling interest. NRG Yield LLC, through its wholly owned subsidiary, NRG Yield Operating LLC, is a holder of a portfolio of contracted renewable and conventional generation and thermal infrastructure assets, primarily located in the Northeast, Southwest and California regions of the U.S.
Prior to the secondary offering, the Company and NRG owned 34.5% and 65.5% of NRG Yield LLC, respectively. On July 29, 2014, the Company issued 12,075,000 shares of Class A common stock in a secondary offering for net proceeds, after underwriting discount and expenses, of $630 million. The Company utilized the proceeds of the offering to acquire 12,075,000 additional Class A units of NRG Yield LLC and, as a result, subsequent to the secondary offering and as of December 31, 2014, the Company owns 44.7% of NRG Yield LLC, and consolidates the results of NRG Yield LLC through its controlling interest, with NRG's 55.3% interest shown as noncontrolling interest in the financial statements. The holders of the Company's issued and outstanding shares of Class A common stock an entitled to 100% of the Company's economic interests and are entitled to dividends. NRG receives distributions from Yield LLC through its ownership of Class B common units.
On May 5, 2015, the Company's stockholders approved amendments to the Company's certificate of incorporation that resulted in the creation of two new classes of capital stock, Class C common stock and Class D common stock. The recapitalization became effective on May 14, 2015, with the split of each outstanding share of Class A common stock into one share of Class A common stock and one share of Class C common stock, and the split of each outstanding share of Class B common stock into one share of Class B common stock and one share of Class D common stock.
The Class C common stock and Class D common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock and Class B common stock, respectively, as to all matters, except that each share of Class C common stock and Class D common stock is entitled to 1/100th of a vote on all stockholder matters. The par value per share of the Company’s Class A common stock and Class B common stock remains unchanged at $0.01 per share after the effect of the stock split described above. Accordingly, the stock split is accounted for as a stock dividend. The Company recorded a transfer between retained earnings and common stock equal to the par value of each share of Class C common stock and Class D common stock that is issued. The Company also gave retrospective effect to prior period share and per share amounts in the audited historical consolidated financial statements for the effect of the stock dividend, such that all periods are comparable. As such, the Company's historical financial statements previously filed with the SEC have been recast in this Current Report on Form 8-K to include the retrospective effect of the stock split on all the periods reported.

Basis of Presentation
The condensed parent-only company financial statements have been prepared in accordance with Rule 12-04 of
Regulation S-X, as the restricted net assets of NRG Yield, Inc.’s subsidiaries exceed 25% of the consolidated net assets of
NRG Yield, Inc. The parent's 100% investment in its subsidiaries has been recorded using the equity basis of accounting in the accompanying condensed parent-only financial statements. These statements should be read in conjunction with the consolidated statements and notes thereto of NRG Yield, Inc.

As described in Note 1, Nature of Business, the Company's consolidated financial statements, the Company's historical financial statements for and as of the year ended December 31, 2014 previously filed with the SEC have been recast in this Current Report on Form 8-K to include the results attributable to the EME-NYLD-Eligible Assets from the date these entities were under common control, or April 1, 2014.

Note 2 — Long-Term Debt
For a discussion of NRG Yield Inc.’s financing arrangements, see Note 9, Debt and Capital Leases, to the Company's consolidated financial statements.

Note 3 — Commitments, Contingencies and Guarantees
See Note 13, Income Taxes and Note 15, Commitments and Contingencies to the Company's consolidated financial statements for a detailed discussion of NRG Yield, Inc.’s commitments and contingencies.

Note 4 — Dividends
Cash distributions paid to NRG Yield, Inc. by its subsidiary, NRG Yield LLC, were $41 million and $5 million for the years ended December 31, 2014 and 2013, respectively.